Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

SECOND AMENDED AND RESTATED INVENTORY INTERMEDIATION AGREEMENT
between
J. ARON & COMPANY LLC
and
PBF HOLDING COMPANY LLC and PAULSBORO REFINING COMPANY LLC
Dated as of August 29, 2019

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Table of Contents
(cont'd)

Schedules
Schedule A - Products List
Schedule B - Tank List
Schedule C - Product Benchmarks
Schedule D - Measurement Procedures
Schedule E - Maximum and Minimum Inventories
Schedule F - Roll Procedures
Schedule G - Monthly True-Up Amounts
Schedule H - [Reserved]
Schedule I - Settlement Dates
Schedule J - Prices
Schedule K - Notices
Schedule L - FIFO Balance Final Settlements
Schedule M - Specified Unwind Costs and Inventory Internediation Roll Fees Example Calculation
Schedule N - Price Adjustment Determination Procedures
Schedule O - Reference Contract Change Procedures

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Table of Contents
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Exhibits
Exhibit 1 - Step-in Bill of Sale
Exhibit 2 - Step-out Bill of Sale
Exhibit 3 - Daily and End of Month Inventory Report

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SECOND AMENDED AND RESTATED INVENTORY INTERMEDIATION AGREEMENT
This Second Amended and Restated Inventory Intermediation Agreement entered into on August 29, 2019, and effective as provided in Section 2 below, is between (i) J. Aron & Company LLC, a New York limited liability company whose principal place of business is located at 200 West Street, New York, NY 10282 (“Aron”), and (ii) PBF Holding Company LLC (“PBFH”) and, jointly and severally with its wholly-owned subsidiary, Paulsboro Refining Company LLC, both Delaware limited liability companies who have a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (“PRCLLC” and collectively with PBFH, “PRC”) (each of Aron and PRC are referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, PRC owns and operates a refinery located in Paulsboro, NJ (the “Refinery”) that processes and refines crude oil and other petroleum feedstocks to produce refined products;
WHEREAS, the Parties originally entered into an Inventory Intermediation Agreement, dated as of June 26, 2013, providing for (i) PRC sell to Aron, and Aron purchase from PRC (and thereafter that Aron sell to PRC, and PRC purchase from Aron), the refined products specified on Schedule A (the “Products”) and (ii) PRC to provide to Aron, and Aron to accept from PRC, certain Services associated with the above-referenced purchases and sales of Products, in each case upon the terms and conditions set forth therein (as from time to time amended prior to the date hereof, the “Original Agreement”);
WHEREAS, the Parties entered into an Amended and Restated Inventory Intermediation Agreement, dated as of May 29, 2015, amending and restating the Original Agreement in its entirety, and certain amendments thereto, including Amendments dated as of May 4, 2017, September 8, 2017 and March 29, 2019 (collectively, the “Amended and Restated Agreement”); and
WHEREAS, the Parties wish to make further amendments to the Amended and Restated Agreement by amending and restating the Amended and Restated Agreement in its entirety as hereinafter set forth herein;
NOW, THEREFORE, in consideration of the premises and the conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and PRC hereby agree that the Amended and Restated Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

1.	DEFINITIONS & CONSTRUCTION

1.1	Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.
“AAA” has the meaning given in Section 22.4.
“AAA Rules” has the meaning given in Section 22.4.

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“Acceptable Credit Support” means (i) cash collateral in U.S. Dollars, (ii) a letter of credit issued by an Acceptable Letter of Credit Issuer or (iii) any other cash collateral or credit support reasonably acceptable to Aron.
“Acceptable Letter of Credit Issuer” means a major U.S. commercial bank or a U.S. branch of a foreign bank which, at all times: (i) (a) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (b) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; and (c) has a senior unsecured credit rating of at least “A-” (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A3” (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto); or (ii) is otherwise reasonably acceptable to the Parties.
“Accepted Industry Practice” means those practices, methods, specifications and standards of safety and performance, as the same may be changed from time to time, as are commonly used in the operation and maintenance of refineries similar to the Refinery. “Accepted Industry Practice” contemplates the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected under similar circumstances in the refining industry in the same type of undertaking under the same or similar circumstances. “Accepted Industry Practice” does not necessarily mean one particular practice, method, specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.
“Actual Initial Inventory” has the meaning specified in Section 3.4.
“Actual Initial Inventory Purchase Value” has the meaning specified in Section 3.5.
“Actual Maximum Step-in Value” means the sum of, for each Product Group, the product of (i) the Actual Step-in Product Benchmark and (ii) the Maximum Inventory for such Product Group.
“Actual Setup Fee” has the meaning specified in Section 3.7.1.
“Actual Step-in Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Actual Step-out Inventory” has the meaning specified in Section 3.8.3.
“Actual Step-out Inventory Purchase Value” has the meaning specified in Section 3.8.2.
“Actual Step-out Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”

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“Additional Termination Event” means any of the events or circumstances specified as such in Section 18.2.
“Adversely Affected Party” has the meaning specified in Section 27.1.
“Affected Party” has the meaning specified in Section 18.2.
“Affiliate” means, in relation to either Party, any person controlled, directly or indirectly, by such Party, any person that controls, directly or indirectly, such Party, or any person, directly or indirectly, under common control with such Party. For purposes of this definition, “control” of any person or Party means ownership of a majority of the issued shares or voting power or control in fact of the person or Party.
“Aggregate Monthly Product True-Up Amount” has the meaning set forth on Schedule G.
“Agreement” or “this Agreement” means this Second Amended and Restated Inventory Intermediation Agreement and all Exhibits and Schedules hereto, which are incorporated herein, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Amended and Restated Agreement” has the meaning specified in the recitals hereto.
“Ancillary Costs” means all actual costs and expenses incurred as a result of the purchase, sale, storage, receipt, delivery, handling, loading, discharge, movement and blending of Products at the Refinery, the Tanks or any other Included Location pursuant to the terms and conditions of this Agreement, and all Taxes and charges imposed by any Governmental Authority on such costs and expenses. Notwithstanding the foregoing or any other terms or conditions in this Agreement or any other Transaction Document to the contrary, “Ancillary Costs” shall not include (i) Aron’s hedging costs, including those arising out of or related to the Aron Hedges, in connection with this Agreement or the transactions contemplated hereby (but such exclusion shall not affect the manner in which Specified Unwind Costs are otherwise addressed under the express terms and conditions of Section 3.8 or Section 18), (ii) any costs and expenses of any Independent Inspector or auditor used by Aron, (iii) either Party’s insurance expenses and (iv) any Excluded Taxes.
“API” means the American Petroleum Institute.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree or any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including under any Environmental Law, in each case as may be applicable to either Party or either Party’s performance under this Agreement.

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“Applicable Margin” has the meaning specified in the Fee Letter.
“Aron” has the meaning specified in the recitals hereto.
“Aron Hedges” means any transactions entered into by Aron with any person other than PRC or any of its Affiliates from time to time, including to hedge Aron’s exposure resulting from this Agreement, the Related Agreement or the Transaction Documents and Aron’s rights and obligations hereunder or thereunder.
“Aron Inventory” means the Products that Aron purchases from PRC under this Agreement and that Aron owns at the time in question.
“ASTM” means the American Society for Testing and Materials.
“Backup Certificate” has the meaning specified in Section 6.6.
“Bankrupt” means, with respect to a Party or its Guarantor, as the case may be, or in the case of DCR, PBF, that such person: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not stayed or dismissed within 90 days; (vi) passes a resolution for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the foregoing events. The term “acquiescence,” as used in clause (x) of this definition, means, as applicable, the failure to file a petition or motion to vacate or discharge a judicial order, judgment or decree applicable to any of the foregoing events within 90 days after entry of the same, or, as to other matters, that the applicable person’s board of directors (or similar governing body) authorizes the taking of the actions giving rise to such events.
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq.

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“Bridging Agreement” means that certain Bridging Agreement dated as of the date of the Original Agreement by and between Aron, PBFH, PRCLLC and DCRC.
“Business Day” means a day on which banks are open for general commercial business in New York, New York; provided, however, that, solely for purposes of any pricing calculations or other purposes requiring quotes published by the NYMEX, “Business Day” means any day on which the NYMEX is open for trading.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (i) the adoption or taking into effect of any Applicable Law, (ii) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith or in implementation thereof and (b) all requests, rules, guidelines and directives promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall not be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change in Law Notice” has the meaning specified in Section 27.1.
“Change of Control” shall be deemed to have occurred upon:
(a) PBFH at any time ceases to own, directly or indirectly, 100% of the Equity Interests of PRCLLC, TRC or DCRC, other than a sale of TRC or DCRC expressly permitted pursuant to Section 6.06(a) of the Revolving Credit Agreement;
(b) the occurrence of both (A) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of PBFH or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of PBFH and (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of PBFH (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of PBFH, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PBFH; or

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(c) the consummation of a change of control under any Material Indebtedness;
provided, however, that a transaction in which PBFH becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the members of PBFH immediately prior to such transaction become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of PBFH or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of PBFH.
“Commencement Date” means 12:00:01 a.m. EPT on July 2, 2013.
“Commingled Quantities” has the meaning specified in Section 6.4.4.
“Commodity Forward Agreement” has the meaning specified in Section 18.5.4.
“Commodity Forward Settlement Amount” has the meaning specified in Section 18.5.3.
“Commodity Forward Transaction” has the meaning specified in Section 18.5.3.
“Confidential Information” has the meaning specified in Section 26.1.
“Confidentiality Agreement” has the meaning specified in Section 26.1.
“Consequential Steps” has the meaning specified in Section 27.1.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in PBFH or other portfolio companies.
“Corresponding Futures” means, for any Specified Period designated by DCR or otherwise established relating to a Mandatory Roll Differential pursuant to the provisions of Schedule F prior to the Step-out Date that ends after the Step-out Date (in the case of an early termination of this Agreement addressed under Section 3.8.4(vi)) or the Early Termination Date (in the case of a termination of this Agreement addressed under Section 18), “M2” (as defined in Schedule F) relating to the Mandatory Roll Differential (as established and agreed to by the Parties pursuant to the procedures set forth on Schedule F and as defined therein) for such

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Specified Period; provided that if more than one such Specified Period relating to a Mandatory Roll Differential for a particular Product Group ends on the same date, then for purposes of this definition and the calculation of Specified Unwind Costs, such Specified Periods (and the Product Group volumes related thereto) shall be aggregated into a single Specified Period (and aggregate Product Group volume) to which the same Corresponding Futures relate.
“Credit Agreement” means (i) any present or future material extension of credit for borrowed money, credit facility, guaranty, loan or indenture to or for PRC, (ii) any material obligation of PRC (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of PRC’s obligations with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter or any other similar person, in each case, in respect of indebtedness for borrowed money in an outstanding amount in excess of $60,000,000 and (iii) the Revolving Credit Agreement.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Aron under or with respect to this Agreement, the Step-in Bill of Sale and the Step-out Bill of Sale, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
“Daily Net Volume” has the meaning specified in Section 12.1.1.
“Daily Report of Inventory Volumes” has the meaning specified in Section 6.3.
“DCRC” means Delaware City Refining Company LLC.
“Default Early Termination Margin” has the meaning specified in the Fee Letter.
“Defaulting Party” has the meaning specified in Section 18.3.
“Designated Affiliate” means, in the case of Aron: Goldman, Sachs & Co LLC; and, in the case of PRC: PBFH and PBF.
“Early Termination Date” has the meaning specified in Section 18.3.3.
“Early Termination Fee” has the meaning specified in Section 3.8.8.
“Early Termination Margin” has the meaning specified in the Fee Letter.
“Effective Date” has the meaning specified in the Original Agreement.
“Environmental Law” means any law or policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface

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strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“EPA” means the United States Environmental Protection Agency.
“EPT” means Eastern Prevailing Time.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued hereafter, but excluding debt securities convertible or exchangeable into such equity.
“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than PBFH and its Subsidiaries) and one or more other investors (which other investors are reasonably satisfactory to Aron).
“Estimated Initial Inventory” has the meaning specified in Section 3.1.
“Estimated Initial Inventory Purchase Value” has the meaning specified in Section 3.2.
“Estimated Step-in Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Estimated Step-out Inventory” has the meaning specified in Section 3.8.2.
“Estimated Step-out Inventory Purchase Value” has the meaning specified in Section 3.8.2.
“Estimated Step-out Payment Amount” has the meaning specified in Section 3.8.5.
“Estimated Step-out Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Event of Default” means any of the events or circumstances specified as such in Section 18.1.
“Excess Inventory Level” means a Target Product Inventory designated by PRC for any Product Group as of the last day of any whole or partial month that exceeds the Maximum Inventory as set forth on Schedule E for such Product Group.

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“Excess Quantities” means any quantities of the relevant Product Group that exceed the Maximum Inventory (as may be adjusted pursuant to Section 6.4) for such Product Group.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means (i) any tax imposed on or measured by net profits or gross or net income (excluding, for the avoidance of doubt, any transaction taxes such as sales, use or similar taxes that are based upon gross revenues received only from the sale of Products pursuant to the terms and conditions of this Agreement, except for any Excluded Taxes of the type set forth in clause (ii)), (ii) any taxes imposed on or measured by gross earnings, gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues as set forth in Section 14.3; (iii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iv) business license or franchise taxes or registration fees; (v) any tax incurred by a Party for activities not required to be undertaken pursuant to the express terms and conditions of this Agreement; or (vi) in the case of Aron, any taxes imposed with respect to any transactions that are not Specified Transactions.
“Excluded Third-Party Inventory” means Product inventory that is located in the Tanks or at the Refinery as to which a third party that is a non-Affiliate customer of PRC (including such customer’s successors and assigns) as of the Effective Date holds a claim or purports to have an ownership interest, whether directly or as a contractual right.
“Facility” has the meaning specified in Section 9.7.1.
“Fee Letter” means that certain letter agreement between Aron and PBFH, dated of even date herewith, pursuant to which the Parties have set forth the amounts relating to certain fees payable hereunder.
“Final Inventory Quantity Report” has the specified in Schedule D.
“Force Majeure Event” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group; accidents at, closing of or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment,

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interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have avoided or overcome.
“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or person established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority or any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.
“Guarantor” means, as to PRC, each of TRC and DCRC, and as to Aron, The Goldman Sachs Group, Inc.
“Guaranty” means as to PRC, that certain Guaranty Agreement dated as of the Effective Date made by TRC and DCRC in favor of Aron, and as to Aron, that certain Guaranty dated as of the Effective Date made by The Goldman Sachs Group, Inc. in favor of PBFH and PRCLLC.
“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
“ICE” means the U.S. and European futures exchanges operated by ICE Futures U.S., Inc. and ICE Futures Europe.
“Included Locations” means (i) the Tanks and (ii) any other storage location that the Parties hereafter mutually agree shall be an Included Location pursuant to Section 4.6.
“Indemnified Party” has the meaning specified in Section 19.3.
“Indemnifying Party” has the meaning specified in Section 19.3.
“Independent Inspector” means a U.S. Customs & Border Protection bonded, ISO-accredited, independent person acceptable to both Parties that performs sampling, quality analysis and quantity determinations of the Products purchased by a Party under this Agreement.
“Index Amount(s)” means, for any applicable day, week, month (or other relevant period) and with respect to a particular Product Group, the purchase value index,

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formula or benchmark set forth on and determined in accordance with Schedule C for such day, week, month (or other relevant period).
“Initial Inventory” means, for each Product Group, the total volumes of Products in such Product Group located in situ in the Included Locations to be sold by PRC to Aron pursuant to this Agreement as of the Commencement Date (but not including any then-existing Excluded Third-Party Inventory or Excess Quantities).
“Initial Purchase True-Up Date” has the meaning specified in Section 3.6.
“Initial Term” has the meaning specified in Section 2.1.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 2, 2018 by and among Aron, Bank of America, N.A., PBFH, DCRC, PRCLLC, TRC and the other parties thereto, as from time to time amended.
“Interim Net Payment Amount” has the meaning specified in Section 12.1.2.
“Inventory Intermediation Roll Fee” has the meaning specified on Schedule G.
“Inventory Volumes” has the meaning specified in Section 6.3.
“Liabilities” means any and all claims, demands, suits, losses, expenses, damages, charges, fines, penalties, assessments, interest and costs of any kind (including reasonable out-of-pocket, documented attorneys’ fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, and any liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any liabilities with respect to Environmental Laws.
“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for three-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen or its successor), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as the Parties, acting reasonably, select. LIBOR shall be established on the last Business Day of a calendar quarter and shall be in effect for the following three months in the next calendar quarter.
“Lien” means any lien, pledge, mortgage, claim, charge, encumbrance or other security interest of any nature whatsoever that, in each case, secures any obligation of any person or any other agreement or arrangement having a substantially similar effect.

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“Material Adverse Change” means, (i) as to PRC or its Guarantor, that Aron shall have reasonable grounds for insecurity with respect to PRC’s ability to perform all of its current and future obligations (whether actual or contingent) under this Agreement or the other Transaction Documents or its Guarantor’s ability to perform all of its current and future obligations (whether actual or contingent) under its Guaranty and (ii) as to Aron or its Guarantor, that PRC shall have reasonable grounds for insecurity with respect to Aron’s ability to perform all of its current and future obligations (whether actual or contingent) under this Agreement or the other Transaction Documents or its Guarantor’s ability to perform all of its current and future obligations (whether actual or contingent) under its Guaranty; provided, however, that none of the following shall constitute a “Material Adverse Change”: any condition, circumstance, event, change or effect or combination thereof (1) arising from or relating to changes of laws that are not specific to the business of PRC or its Guarantor or Aron or its Guarantor, as applicable or markets in which PRC or its Guarantor or Aron or its Guarantor, as applicable, operates; (2) arising from or relating to the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) arising from or relating to changes in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change has a disproportionate effect on PRC or its Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants; (4) arising from or relating to changes in financial, banking or securities markets generally affecting the U.S. economy as a whole (including any disruption of any of the foregoing markets, any change in currency exchange rates, any decline in the price of any security or any market index and any increased cost of capital or pricing related to any financing), except to the extent such change has a disproportionate effect on PRC or its Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants; and (5) arising from or relating to, or effects of, any seasonal fluctuations in the business of PRC or its Guarantor or Aron or its Guarantor, as applicable, except to the extent such change has a disproportionate effect on PRC or its Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants.
“Material Indebtedness” shall have the meaning specified in the Revolving Credit Agreement.
“Maximum Inventory” means, for each Product Group, the aggregate number of barrels indicated on Schedule E (except as otherwise provided in Section 6.4).
“Minimum Inventory” means, for each Product Group, the aggregate number of barrels indicated on Schedule E.
“Monthly Average Daily Product Inventory” means, for each Product Group during any whole or partial month, the average of the Inventory Volumes for each day in such whole or partial month; provided that if the average so determined is less than the applicable Minimum Inventory for such Product Group, the Monthly

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Average Daily Product Inventory for such Product Group shall be deemed to be equal to the Minimum Inventory for such Product Group.
“Monthly Ending Product Inventory” means the aggregate volume of each Product Group, subject to any Maximum Inventory as applicable hereunder, owned by Aron and held in the Included Locations at 11:59:59 p.m. EPT on the last day of each whole or partial month during the Term, as determined by PRC as of such time pursuant to Section 6.3 with regard to the Products in the Included Locations, such aggregate volume being the volume of the Aron Inventory as of such time.
“Monthly Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Monthly True-Up Payment” has the meaning specified in Section 12.5.
“Monthly True-Up Statement” means a statement showing the net Monthly True-Up Payment for the associated month, together with appropriate supporting documentation.
“MSCG” means Morgan Stanley Capital Group Inc. (or one of its Affiliates or its other designee).
“Non-Affected Party” has the meaning specified in Section 27.1.
“Non-Performing Party” means either the Affected Party or the Defaulting Party.
“NYMEX” means the New York Mercantile Exchange.
“Original Agreement” has the meaning specified in the recitals hereto.
“Outside Activities” has the meaning specified in Section 17.4.
“Party” and “Parties” have the meanings specified in the recitals hereto.
“Payment Direction Letter” means that certain letter agreement dated as of the Effective Date regarding “Payment Direction Instruction Regarding Inventory Sale Agreement” by and among PBFH, MSCG and Aron.
“PBF” means PBF Energy Inc.
“PBFH” has the meaning specified in the recitals hereto.
“Performing Party” has the meaning specified in Section 18.3.
“Permitted Holders” shall mean each of (i) the Equity Investors and (ii) current and former members of management of PBFH (or its direct or indirect parent companies) who hold of Equity Interests of PBFH (or any of its direct or indirect parent companies) and (iii) any group (within the meaning of Section 13(d)(3) or

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Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Equity Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of PBFH or any of its direct or indirect parent companies. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“PRC” has the meaning specified in the recitals hereto.
“PRCLLC” has the meaning specified in the recitals hereto.
“Price” means, for each Index Amount relating to a Product Group, the amount added to or subtracted from such Index Amout to determine the per Barrel purchase value of such Product Group. The Prices applicable during the Term, as shall be set forth on Schedule J, may be adjusted from time to time pursuant to Section 4.3.
“Price Adjustment Amount” has the meaning specified on Schedule N.
“Price Adjustment Month” means a Scheduled Price Adjustment Month or a RC Price Adjustment Month.
“Product Benchmarks” means, for each Product Group, the per Barrel purchase value for such Product Group that is equal to the sum of (i) the applicable Index Amount (in each case based on the reference pricing source listed on and determined in accordance with Schedule C) plus or minus (ii) the Price (if any) set forth with respect to each applicable Index Amounton on Schedule J, which consist of: the purchase value to be used for purposes of Section 3.2 (the “Estimated Step-in Product Benchmark”), the purchase value to be used for purposes of Section 3.5 and the definition of “Actual Maximum Step-in Value” (the “Actual Step-in Product Benchmark”), the purchase value to be used for purposes of Section 12.1.1(i)(2) (the “Weekly Product Benchmark”), the purchase value to be used for purposes of Schedule G (the “Monthly Product Benchmark”), the purchase value to be used for purposes of Section 3.8.2(i) (the “Estimated Step-out Product Benchmark”) and the purchase value to be used for purposes of Section 3.8.2(iii) (the “Actual Step-out Product Benchmark”).
“Product Group” means each of the “Product Groups” specified with respect to each applicable Product on Schedule A.
“Production Week” has the meaning specified on Schedule C.
“Products” has the meaning specified in the recitals hereto.

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“RC Price Adjustment Month” means any month during which a Reference Contract Change is to be effected with respect to one or more Product Groups.
“Receiving Party” has the meaning specified in Section 18.1.5.
“Reference Contract” means, with respect to each Product Group, the futures contract that is used in calculating the Product Benchmarks for such Product Group as listed on Schedule C.
“Reference Contract Change” has the meaning specified in Section 4.5.1.

“Refinery” has the meaning specified in the recitals hereto.
“Related Agreement” means the Second Amended and Restated Inventory Intermediation Agreement dated as of the date hereof by and among DCRC, PBFH and Aron (as the same may be amended, restated, supplemented or otherwise modified from time to time).
“Renewal Term” has the meaning specified in Section 2.2.
“Representatives” means a Party’s or any of its Affiliates’ directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors; provided that in no event shall (i) PRC or any of its Affiliates, directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors be deemed to be Representatives of Aron for purposes of this Agreement or any other Transaction Document or (ii) Aron or any of its Affiliates, directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors be deemed to be Representatives of PRC for purposes of this Agreement or any other Transaction Document.
“Required Permits” means any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any governmental authority pertaining or relating to the operation of the Refinery or the Tanks.
“Required Storage Arrangements” mean such designations and other binding contractual arrangements pursuant to which PRC shall provide Aron with PRC’s (and/or its Affiliates’) full right to use the third-party storage tanks and related facilities covered by such contractual arrangements in the event any other third-party locations are added as Included Locations pursuant to Section 5.
“Restatement Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, July 1, 2015 as of 12:00:01 a.m. EPT on such date.
“Revolving Credit Agreement” means that certain Senior Secured Revolving Credit Agreement dated as of May 2, 2018 by and among PBFH, DCRC, TRC and PRCLLC

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as Borrowers and the other parties thereto, as the same may be amended, restated, replaced, refinanced, supplemented, superseded or otherwise modified from time to time.
“Roll Cutoff Date” has the meaning specified in Schedule F.
“Scheduled Price Adjustment Month” means with respect to each Product Group, each calendar month (except for the final month of the Term).
“SEC” means the Securities and Exchange Commission.
“Second Restatement Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, August 29, 2019 as of 12:00:01 a.m. EPT on such date.
“Services” means the (i) receipt into the Tanks of Products that are purchased by Aron at the inlet flange of a Tank, (ii) storage and handling of the Aron Inventory, (iii) withdrawal of Aron Inventory from the Tanks for sale at the outlet flange of a Tank, (iv) gauging of Aron Inventory, (v) accounting for and providing reports with respect to Aron Inventory and customary record keeping, each in accordance with PRC’s existing accounting and reporting procedures and (vi) all other ancillary services, as more fully described in Section 9.
“Settlement Amount” has the meaning specified in Section 18.5.1.
“Setup Fee Rate” has the meaning specified in the Fee Letter.
“Specified Acquisition” means any acquisition (including, without limitation, any Permitted Acquisition (as defined in the Revolving Credit Agreement)) or other investment, in each case, permitted under the Revolving Credit Agreement.
“Specified Early Termination Fee” has the meaning specified in Section 3.8.7.
“Specified Early Termination Margin” has the meaning specified in the Fee Letter.
“Specified Indebtedness” has the meaning specified in Section 17.3.3.
“Specified Period” has the meaning specified on Schedule F.
“Specified Transaction” means (a) any transaction entered into by and between Aron (or any of its Designated Affiliates) and PRC (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap,

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credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, exchange transaction, securities lending transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments or economic indices or measures of economic risk or value, (b) any transaction entered into by and between Aron (or any of its Designated Affiliates) and PRC (or any of its Designated Affiliates) of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other similar form of master agreement and (c) any combination of the foregoing transactions; provided that neither the Commodity Forward Agreement nor any Commodity Forward Transaction shall constitute a Specified Transaction.
“Specified Transaction Close-Out Amount” has the meaning specified in Section 18.4.
“Specified Unwind Costs” means, with respect to any Corresponding Futures and any early termination of this Agreement addressed under Section 3.8 or 18, an amount (which may be positive or negative) equal to the aggregate Product Group volume related thereto multiplied by the result of the following calculation:
(A) (i) in the case of an early termination of this Agreement addressed under Section 3.8, the simple average of the prices at which such Corresponding Futures can be purchased on NYMEX or ICE (as appropriate) and unwound, determined by Aron in a commercially reasonable manner, determined over the same pricing days as are used to calculate the Actual Step-out Product Benchmark for purposes of the other components of the relevant Step-out Payment Amount and (ii) in the case of an early termination of this Agreement addressed under Section 18, the average price at which such Corresponding Futures can then be bought and unwound as determined by Aron in a commercially reasonable manner, using then-available prevailing prices quoted in the futures, forwards and swaps markets determined over a commercially reasonable number of pricing dates, with the amount determined under the foregoing clause (i) or (ii), as applicable; minus
(B) the simple average of the Actual Step-out Product Benchmark for the Product Group applicable to such Corresponding Futures (except that any related Price otherwise used for purposes of such Product Benchmark shall equal zero) determined over same pricing days as used in clauses (A)(i) or (A)(ii) above, as applicable;

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provided that such amount shall be discounted to its net present value from the “True Up Date” set forth on Schedule I that would otherwise have applied (absent the early termination) to the Specified Period for such Corresponding Futures to the “True Up Date” applicable to a monthly period ending on the applicable Step-out Date or the Early Termination Date (and the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin);
provided, further, that (1) the foregoing calculations referred to in this definition shall each be determined in a commercially reasonable manner and (2) notwithstanding the foregoing, in lieu of determining any Specified Unwind Costs pursuant to this definition where used in this Agreement, to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit PRC to assume any positions established pursuant to Schedule F with respect to the relevant Corresponding Futures upon commercially reasonable terms.
“Sponsor” shall mean First Reserve Corporation, the Blackstone Group, and each of their respective Affiliates.
“Step-in Bill of Sale” means a document substantially in the form attached hereto as Exhibit 1.
“Step-out Bill of Sale” means a document substantially in the form attached hereto as Exhibit 2.
“Step-out Date” has the meaning specified in Section 3.8.1.
“Step-out Inventory” has the meaning specified in Section 3.8.2.
“Step-out Payment Amount” has the meaning specified in Section 3.8.4.
“Step-out Reconciliation Statement” has the meaning specified in Section 3.8.6.
“Tanks” means each of the tanks located at the Refinery and made available to Aron pursuant to this Agreement as listed on Schedule B, which specifies the characteristics of each tank, as may be changed from time to time pursuant to Section 6.4.5(ii) or Section 9.
“Target Cutoff Date” has the meaning specified on Schedule F.
“Target Product Inventory” means, for any whole or partial month during the Term, for each Product Group, an estimate of the aggregate quantities of such Product Group that PRC expects to be held in the Included Locations as of the last day of such whole or partial month; provided that the aggregate amount of such estimate shall, for purposes of this Agreement only, not exceed the Maximum Inventory for such Product Group (as the same may be adjusted from time to time in accordance with the terms of Section 6.4); provided, further, that it is understood and agreed

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that the actual physical inventory of any Product, Product Group or all Products in the aggregate will not be subject to the Minimum Inventory or Maximum Inventory (or any other minimum or maximum amount) and may differ substantially from the amount of the Target Product Inventory.
“Taxes” means any and all federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Products, and any interest or penalties thereon; provided, however, that “Taxes” does not include any Excluded Taxes.
“Term” means the Initial Term and the Renewal Term, if applicable.
“Termination Amount” has the meaning specified in Section 18.6.
“Termination Event” means an Event of Default or an Additional Termination Event.
“Total Weekly Product Value” has the meaning specified in Section 12.1.1.
“Trading Day” means, as applicable depending upon the Reference Contract, any day that the NYMEX or ICE is open for trading.
“Transaction Documents” means this Agreement, the Intercreditor Agreement, the Step-in Bill of Sale, the Step-out Bill of Sale, the Fee Letter, the Guaranties, the Bridging Agreement, the Required Storage Arrangements and any confirmations or other writings or communications that document the sales of Products from PRC to Aron or the sales of Products from Aron to PRC.
“TRC” means Toledo Refining Company LLC.
“UCC” means the New York Uniform Commercial Code.
“Unpaid Amounts” means any amounts owed by one Party to another Party under this Agreement that have not been paid as of the date of determination.
“Volume Determination Procedures” means PRC’s ordinary procedures for determining the volume of Product held in any Tank at a designated time, including the use of daily tank gauging reports, meter readings and meter tickets (if applicable), other relevant Refinery measurements and/or any other method in accordance with Accepted Industry Practice.
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors (or equivalent governing body) of such person.

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“Weekly Net Volume” has the meaning specified in Section 12.1.1.
“Weekly Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Weekly Product Value” has the meaning specified in Section 12.1.1.

1.2	Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

1.2.1	words using the singular or plural number also include the plural or singular number, respectively;

1.2.2	references to any Party shall be construed as a reference to such Party’s successors in interest and permitted assigns;

1.2.3	references to a provision of Applicable Law or Applicable Laws are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time;

1.2.4
references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 EPT on that day;

1.2.5	references to “dollars” or “$” mean U.S. dollars;

1.2.6
the (i) volumes of record for purposes of this Agreement shall be in barrels (i.e., 42 net U.S. gallons, measured at 60° F) and (ii) prices of record for purposes of this Agreement shall be in dollars per barrel or dollars per gallon, as applicable;

1.2.7
references to “Exhibits,” “Sections” and “Schedules” in this Agreement, or to a provision contained therein, shall be construed as references to the Exhibits, Sections and Schedules of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof;

1.2.8
References to any agreement or other document or to a provision contained in any of those shall be construed, at the particular time, as a reference to it as it may then have been amended, supplemented, modified, superseded, replaced, refinanced, assigned, novated and/or waived by the counterparties thereto in accordance with its terms from time to time;

1.2.9	references to “assets” include present and future properties, revenues and rights of every description;

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1.2.10	references herein to “consent” mean, unless otherwise specified, the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;

1.2.11	the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Exhibit, Section, subsection, Schedule or subdivision of this Agreement;

1.2.12	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

1.2.13	references to a “judgment” include any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

1.2.14
the example calculations set forth in the Schedules hereto shall not be construed as creating any duty or obligation of the Parties; such examples are for illustrative purposes only and do not take precedence over any terms or conditions set forth in the remainder of this Agreement;

1.2.15	references to “obligations” shall be construed to mean a Party’s prompt and complete performance of its covenants and obligations required pursuant to this Agreement; and

1.2.16
references to any “person” include any natural person, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, estate, association, partnership, statutory body, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

1.3
If there is any ambiguity, inconsistency, discrepancy or conflict between this Agreement and any other Transaction Document, this Agreement shall govern and prevail (except if the ambiguity, inconsistency, discrepancy or conflict is with respect to the Intercreditor Agreement, in which case the Intercreditor Agreement will govern and prevail).

1.4
Unless otherwise specified, in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be day “zero” and not included. If the last day of the period so computed is not a Business Day then, unless this Agreement provides otherwise, the period shall run until the end of the next Business Day.

1.5
The provisions of this Agreement shall be construed in accordance with the natural meanings of their terms. The Parties agree that each has had the opportunity to review the terms and provisions of this Agreement with counsel of its choosing and to negotiate any desired changes or clarifications and that the terms of this Agreement

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will not be interpreted against one Party or the other on the ground that such Party drafted or revised a particular provision. Instead, in the event of any ambiguity, this Agreement will be interpreted in accordance with the intent of the Parties as evidenced by the Agreement, taken as a whole.

2.	TERM & EARLY TERMINATION

2.1
Initial Term. Subject to Section 2.7 below, this Agreement shall be effective as of the Second Restatement Effective Date. The Parties acknowledge and agree that (i) the Original Agreement became effective on June 26, 2013, (ii) the Commencement Date occurred, (iii) the Inventory Volumes at the end of the Initial Term as defined in the Original Agreement will carry over to the effective time of this Agreement, (iv) all conditions precedent and all other provisions related to the inception of the Original Agreement even if repeated in this Agreement have previously been satisfied or waived, and (v) the Actual Setup Fee has been paid. This Agreement constitutes a continuation of the term of the Original Agreement and the Amended and Restated Agreement under the amended and restated terms hereof, which term shall continue from the Second Restatement Effective Date until December 31, 2021 at 11:59:59 p.m. EPT (the “Initial Term”); provided, however, that this Agreement is subject to earlier termination as provided in Sections 2.3, 2.4 and 2.5.

2.2
Renewal Term. As of the expiration of the Initial Term, PRC and Aron may, by mutual agreement and no less than 180 days prior to the expiration of the Initial Term, renew this Agreement for one additional one-year term until December 31, 2022 at 11:59:59 p.m. EPT (or such longer term as may be agreed to by PRC and Aron) (the “Renewal Term”).

2.3
Specified Early Termination Rights. In addition to the termination rights in Section 2.4 and 2.5, PRC may, at its option and in its sole discretion, by providing no less than 60 days’ prior written notice to Aron, to be effective at 11:59:59 p.m. EPT on June 30, 2020 or, if later, at 11:59:59 p.m. EPT on the first day of the month immediately following the month during which such 60-day notice period expires (unless such 60-day notice period expires on the first day of a month, in which event such termination will be effective on such day) (but no later than December 31, 2020), terminate this Agreement, in which case this Agreement shall terminate in its entirety and the Specified Early Termination Fee will be due and payable by PRC to the extent applicable as set forth in Section 3.8.7 as part of the Step-out Payment Amount; provided that if the Related Agreement remains outstanding at the time such notice is given, such termination notice shall not be effective unless, (i) DCRC (with PBFH) has concurrently elected to exercise its right to terminate the Related Agreement pursuant to Section 2.3 or 2.4 thereof (in which case, the Specified Early Termination Fee or Early Termination Fee (as applicable) as provided for thereunder would become due) or (ii) Aron has agreed to the continuation of the Related Agreement following such early termination of this Agreement (in which case, no “Specified Early Termination Fee” or “Early Termination Fee” will be due under

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this Agreement or pursuant to Section 2.3 or 2.4 of the Related Agreement at such time).

2.4
General Early Termination Right. In addition to the termination rights in Section 2.3 and 2.5, PRC may, at its option and in its sole discretion, by providing no less than 60 days’ prior written notice to Aron, to be effective at 11:59:59 p.m. EPT on December 31, 2020 or, if later, at 11:59:59 p.m. EPT on the first day of the month immediately following the month during which such 60-day notice period expires (unless such 60-day notice period expires on the first day of a month, in which event such termination will be effective on such day), terminate this Agreement, in which case this Agreement shall terminate in its entirety and the Early Termination Fee will be due and payable by PRC to the extent applicable as set forth in Section 3.8.8 as part of the Step-out Payment Amount.

2.5
Termination Right Upon Aron Transaction. In addition to the termination rights in Section 2.3 and 2.4, if Aron (directly or indirectly) consolidates or amalgamates with, merges with or into or transfers all or substantially all of its assets to another person or any such consolidation, amalgamation, merger or transfer is consummated (other than as permitted in accordance with Section 23.2), then PRC may, at its option and in its sole discretion, terminate this Agreement, without liability for any early termination fee or penalty, subject to the following terms and conditions: (i) PRC shall use commercially reasonable efforts to give Aron at least 30 days prior notice of the effective date of such termination (unless Aron has given PRC less than 60 days prior notice of such event, in which case such 30 days prior notice requirement shall not apply to PRC); (ii) provided Aron has given PRC at least 60 days prior notice of such event, PRC, in exercising such right, shall use commercially reasonable efforts to specify an early termination date that occurs on at 11:59:59 EPT on the first day of a month; (iii) PRC may exercise this right no later than 60 days after receiving notice of such event from Aron (but such right may not be exercised after the end of such 60 day period); and (iv) if PRC exercises its early termination right under this Section 2.5, the termination procedures set forth in Section 3.8 shall apply as of the applicable termination date (provided, however, that, notwithstanding anything herein to the contrary, in connection with such termination no Specified Early Termination Fee or Early Termination Fee shall be due or payable by PRC).

2.6	Conditions to Commencement.

2.6.1
Conditions to Obligations of Aron. The obligations of Aron contemplated by this Agreement shall be subject to satisfaction by PRC of the following conditions precedent on and as of the Commencement Date:

(i)PRC shall have duly executed the Step-in Bill of Sale;

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(ii)DCRC and PBFH shall have duly executed the Related Agreement and all other conditions to Aron’s obligations thereunder shall have been satisfied;
(iii)PRC and DCRC shall have duly executed the Bridging Agreement;
(iv)PRC shall have delivered its Guaranty to Aron;
(v)The Administrative Agent to the Revolving Credit Agreement, PBFH, DCRC, PRCLLC and TRC shall have duly executed the Intercreditor Agreement;
(vi)MSCG shall have duly executed the Payment Direction Letter;
(vii)PRC shall have delivered to Aron a certificate signed by the Secretary or an Assistant Secretary of PBFH certifying (a) the incumbency and signatures of the officers of each of PBFH and PRCLLC executing this Agreement and (b) the accuracy and completeness of the resolutions of PBFH’s and PRCLLC’s board authorizing the execution, delivery and performance of this Agreement and any other documents executed and delivered by PBFH or PRCLLC hereunder;
(viii)No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
(ix)The Refinery and the Tanks shall not have been affected adversely by any casualty loss or damage, whether or not covered by insurance, unless such loss or damage would not be a Material Adverse Change with respect to the usual, regular and ordinary operations of the Refinery or the provision of the Services;
(x)PRC shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies required of PRC pursuant to Section 15;
(xi)All representations and warranties of PRC contained herein shall be true and correct in all material respects on and as of the Commencement Date; and
(xii)PRC shall have delivered to Aron proper notification, exemption or resale certificates or direct pay permits as may be required pursuant to Section 14.1.

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2.6.2
Conditions to Obligations of PRC. The obligations of PRC contemplated by this Agreement shall be subject to satisfaction by Aron of the following conditions precedent on and as of the Commencement Date:

(i)Aron shall have duly executed the Step-in Bill of Sale;
(ii)Aron shall have duly executed the Related Agreement and all other conditions to DCRC’s (with PBFH) obligations therein shall have been satisfied;
(iii)Aron shall have duly executed the Bridging Agreement;
(iv)Aron shall have delivered its Guaranty to PRC;
(v)MSCG shall have duly executed the Payment Direction Letter;
(vi)All representations and warranties of Aron contained herein shall be true and correct in all material respects on and as of the Commencement Date;
(vii)Aron shall have delivered satisfactory evidence of its Internal Revenue Service Form 637;
(viii)No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
(ix)The Refinery and the Tanks shall not have been affected adversely by any casualty loss or damage, whether or not covered by insurance, unless such loss or damage would not be a Material Adverse Change with respect to the provision of Services; and
(x)Aron shall have delivered to PRC proper notification, exemption or resale certificates or direct pay permits as may be required pursuant to Section 14.1.

2.7
Conditions to Second Restatement Effective Date. The execution by Aron and the effectiveness of this Agreement are subject to satisfaction of the following conditions precedent on and as of the Second Restatement Effective Date:

2.7.1
Aron shall have received amendments or other written confirmations satisfactory to Aron confirming that each Guaranty in favor of Aron covers obligations under this Agreement and the Related Agreement;

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2.7.2	Aron shall have received written confirmations satisfactory to Aron confirming that all Transaction Documents are in full force and effect;

2.7.3	PRC shall have delivered to Aron a certificate signed by an appropriate officer of PRC certifying as to incumbency, due authorization, board approval and resolutions;

2.7.4
PRC shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request in connection with the execution of this Agreement, including (without limitation): good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; and no conflicts;

2.7.5	To the extent required by Aron, updated and amended UCC financing statemens shall have been prepared and filed; and

2.7.6
Aron shall have received from PRC payment of or reimbursement for all fees, costs, and expenses (including all reasonable attorneys’ fees and expenses) incurred by Aron in connection with the negotiation, preparation and execution of this Agreement and all other documents and transactions being executed in connection with the execution of this Agreement.

2.8
Status of Original Agreement and Amended and Restated Agreement. The Parties acknowledge and agree that, while this Agreement is a continuation (and not a novation) of the Original Agreement and the Amended and Restated Agreement, from and after the Second Restatement Effective Date the terms and conditions hereof have been amended and restated in their entirety as set forth herein and constitute the only terms and conditions in force and effect from and after the Second Restatement Effective Date.

3.	SALE OF INITIAL INVENTORY AND REPURCHASE OF ENDING INVENTORY

3.1
Estimated Initial Inventory (Estimated Step-in Inventory). On Thursday, June 27, 2013, PRC shall prepare its good faith estimate of the Initial Inventory to be sold by PRC to Aron hereunder as of the Commencement Date (the “Estimated Initial Inventory”) based on the volumes held in the Included Locations as of 11:59:59 p.m. EPT on Wednesday, June 26, 2013, and shall deliver a written statement thereof to Aron by 5:00:00 p.m. EPT on Thursday, June 27, 2013.

3.2
Initial Purchase (Initial Step-in Purchase). On the Commencement Date, and subject to satisfaction of the conditions set forth in Section 2.6.1, Aron agrees to purchase the Initial Inventory from PRC, subject to Section 3.5, based on the sum of, for each Product Group, the product of (a) the Estimated Step-in Product Benchmark applicable to each Product Group and (b) the Estimated Initial Inventory (based on

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the statement delivered by PRC) (the “Estimated Initial Inventory Purchase Value”).

3.3
Payment for Estimated Initial Inventory (Initial Step-in Payment). Promptly after the opening of financial markets in New York, New York on the Commencement Date, and subject to satisfaction of the conditions set forth in Section 2.6.1, Aron shall pay 100% of the Estimated Initial Inventory Purchase Value to PRC by wire transfer of immediately available funds; provided, however, that PRC may, at its election, direct that all or a portion of the Estimated Initial Inventory Purchase Value be paid to MSCG on PRC’s behalf in accordance with the Payment Direction Letter, and the Parties agree to use commercially reasonable efforts to coordinate the respective timing of payments made pursuant to the Payment Direction Letter; provided, further, for the avoidance of doubt, title to the Initial Inventory shall pass from PRC to Aron, consistent with PRC’s warranty of title set forth in Section 11.1.1 and at and as of the time specified in the definition of the Commencement Date, subject to PRC’s confirmation of receipt of funds in an amount equal to such Estimated Initial Inventory Purchase Value.

3.4
Determination of Actual Initial Inventory (Actual Step-in Inventory). The Parties shall determine the actual volumes of the Initial Inventory sold by PRC to Aron hereunder as of the Commencement Date (the “Actual Initial Inventory”) in accordance with the procedures set forth in Schedule D. The Final Inventory Quantity Report shall thereafter be delivered to the Parties pursuant to the procedures set forth in Schedule D.

3.5
Initial Purchase True-Up (Step-in True-Up). No later than 5:00 p.m. EPT on the fifth Business Day after the delivery of the Final Inventory Quantity Report pursuant to the procedures set forth in Exhibit D, Aron shall deliver a written statement to PRC showing a calculation of the sum of, for each Product Group, the product of (i) the Actual Initial Inventory (based on the Final Inventory Quantity Report) and (ii) the Actual Step-in Product Benchmark applicable to each such Product Group (the “Actual Initial Inventory Purchase Value”). If (a) the amount of the Actual Initial Inventory Purchase Value exceeds the amount of the Estimated Initial Inventory Purchase Value, then Aron shall pay to PRC the amount of the resulting excess and (b) the amount of the Actual Initial Inventory Purchase Value is less than the amount of the Estimated Initial Inventory Purchase Value, then PRC shall pay to Aron the absolute value of the resulting difference, in each case pursuant to Section 3.6.

3.6
Payment of Initial Purchase True-Up (Payment of Step-in True-Up). No later than 5:00:00 p.m. EPT on the Initial Purchase True-Up Date, Aron or PRC, as applicable, shall pay the amount calculated as due and payable thereunder to the other Party by wire transfer of immediately available funds. If such amount is owed to PRC then PRC may, at its election, direct that all or a portion of such amount be paid by Aron to MSCG on PRC’s behalf in accordance with the Payment Direction Letter. If such amount is owed to Aron then PRC may, at its election, direct that all or a portion of

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such amount be paid by MSCG to Aron on PRC’s behalf and Aron agrees to accept such payment in accordance with the Payment Direction Letter. In the case of each of the foregoing payment obligations under this Section 3.6, the Parties agree to use commercially reasonable efforts to coordinate the respective timing of payments made pursuant to the Payment Direction Letter. For purposes hereof, the “Initial Purchase True-Up Date” means the earlier of (i) the third Business Day following the delivery of Aron’s written statement to PRC under Section 3.5 and (ii) such other date as the Parties may mutually agree.

3.7	Arrangement Fee.

3.7.1
Concurrently with the calculation of Actual Initial Inventory Purchase Value under Section 3.5, Aron shall calculate the actual setup fee due in connection herewith (the “Actual Setup Fee”), which shall be equal to the product of the Setup Fee Rate and the Actual Maximum Step-in Value.

3.7.2
No later than 12:00:00 p.m. EPT on the third Business Day following the delivery of Aron’s written statement to PRC under Section 3.5, subject to the consummation of the transactions set forth in Section 3.3 and concurrently with the payment (if any) required to be made pursuant to Section 3.6, PRC shall pay the Actual Setup Fee to Aron by wire transfer of immediately available funds.

3.8	Purchase Upon Termination or Expiration (Step-out).

3.8.1
Upon the termination or expiration of this Agreement for any reason other than as a result of a Termination Event (the effective date of such termination or expiration being the “Step-out Date”), the Parties covenant and agree to proceed as provided in this Section 3.8; provided that (x) the terms of this Agreement applicable to any continuing obligations shall continue in effect following the Step-out Date until all obligations are finally settled as contemplated by this Section 3.8 and (y) the provisions of this Section 3.8 shall in no way limit the rights and remedies which the Performing Party may have as a result of a Termination Event, whether pursuant to Section 18 or otherwise.

3.8.2	PRC agrees to purchase from Aron all Aron Inventory located in situ in the Included Locations and owned by Aron on the Step-out Date (the “Step-out Inventory”), as follows:
(i)PRC shall prepare its good faith estimate of the Step-out Inventory (for each Product Group) to be sold by Aron to PRC hereunder as of the Step-out Date (the “Estimated Step-out Inventory”) based on the volumes held in the Included Locations as of 12:00:01 a.m. EPT on the fourth Business Day preceding the Step-out Date and shall deliver a written statement thereof to Aron by 5:00:00 p.m. EPT on the third Business Day preceding the Step-out Date. Aron shall determine, and

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promptly advise PRC, in any event within one Business Day after delivery of PRC’s statement, of the “Estimated Step-out Inventory Purchase Value,” which shall equal the sum of, for each Product Group, the product of (a) the Estimated Step-out Product Benchmark applicable to each Product Group and (b) the Estimated Step-out Inventory (based on the statement delivered by PRC).
(ii)Subject to Section 3.8.5 below, PRC shall be obligated to pay to Aron the Estimated Step-out Inventory Purchase Value on the Step-out Date as part of the Estimated Step-out Payment Amount due on that day. The Parties shall execute and deliver the Step-out Bill of Sale on the Step-out Date to evidence the in-tank transfer of the Step-out Inventory.
(iii)No later than 20 days after the Step-out Date, Aron shall determine, in accordance with Schedule D, and deliver a written statement to PRC of, the “Actual Step-out Inventory Purchase Value,” which shall equal the sum of, for each Product Group, the product of (x) the Actual Step-out Product Benchmark and (y) the Actual Step-out Inventory.

3.8.3
The “Actual Step-out Inventory” of each Product Group shall be determined as of 11:59:59 p.m. EPT on the Step-out Date in accordance with Schedule D (with the necessary changes having been made therein to reflect a determination of such volumes using the procedures therein as of the Step-out Date, instead of as the Commencement Date). The Final Inventory Quantity Report shall be delivered to the Parties pursuant to the procedures set forth in Schedule D (as so modified).

3.8.4	The “Step-out Payment Amount” shall equal the sum of the following items (without duplication), as determined by Aron in a commercially reasonable manner:
(i)the Actual Step-out Inventory Purchase Value; plus
(ii)if such termination is pursuant to Section 2.3 or 2.4, any amount due under Section 3.8.7 or 3.8.8, as applicable, as a result; plus
(iii)the aggregate amount due under Section 12.5, calculated as of the Step-out Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement (including any FIFO Balance Final Settlement provided for in Schedule L, as defined therein); provided that, if such amount under Section 12.5 is due to Aron, then such amount will be included in this Step-out Payment Amount as a positive number and if such amount under Section 12.5 is due to PRC, then such amount will be included in this Step-out Payment Amount as a negative number; plus

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(iv)any Ancillary Costs incurred through the Step-out Date that have not yet been paid or reimbursed by PRC pursuant to Section 6.6; plus
(v)if one or more Specified Periods designated by PRC or otherwise established pursuant to the provisions of Schedule F prior to the Step-out Date ends after the Step-out Date, the net present values as of the Step-out Date of the Inventory Intermediation Roll Fees that would have become due as of the end of such Specified Periods (discounted from the “True Up Date” that would have applied to such Specified Period to the “True Up Date” applicable to a Specified Period ending on the Step-out Date, and the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), which shall be aggregated so that a net amount due to one party or the other is determined, which net amount if due to Aron shall be included in this clause as a positive number and if due to PRC shall be included in this clause as a negative number (notwithstanding the foregoing, in lieu of applying this clause (v), to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit PRC to assume any positions established pursuant to Schedule F upon commercially reasonable terms); plus
(vi)[reserved]
(vii)all unpaid amounts payable hereunder by PRC to Aron in respect of Products bought or sold on or prior to the Step-out Date and not taken into account under this Section 3.8.4; minus
(viii)all unpaid amounts payable hereunder by Aron to PRC in respect of Products bought or sold on or prior to the Step-out Date and not taken into account under this Section 3.8.4.
All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Step-out Payment Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to PRC.
No later than 30 days after the Step-out Date, Aron shall give PRC notice of the Step-out Payment Amount, together with a statement providing a reasonably detailed summary of the calculations made by Aron in determining the Step-out Payment Amount, along with related supporting documentation.

3.8.5
The Parties acknowledge that Aron may not be able to definitively determine one or more of the components of the Step-out Payment Amount by the Step-out Date (provided, however, that Aron shall use its commercially reasonable efforts to determine all such components by the Step-out Date to the maximum extent practicable) and therefore agree in

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such event that Aron shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Step-out Payment Amount (the “Estimated Step-out Payment Amount”). Without limiting the generality of the foregoing, the Parties agree that the estimated amount with respect to clause (i) of Section 3.8.4 shall be the Estimated Step-out Inventory Purchase Value. Aron shall prepare, and provide PRC with, a statement of the Estimated Step-out Payment Amount, together with appropriate supporting documentation, at least two Business Days prior to the Step-out Date. Aron shall update its calculation of the Estimated Step-out Payment Amount by no later than 5:00 p.m. EPT on the Business Day immediately preceding the Step-out Date. If Aron is able to provide such updated amount by such time, that amount shall constitute the Estimated Step-out Payment Amount and shall be due and payable by no later than 5:00 p.m. EPT on the Step-out Date. Otherwise, the initial Estimated Step-out Payment Amount shall be the amount payable by such time on the Step-out Date.

3.8.6
No later than 30 days after the Step-out Date, Aron shall prepare, and provide PRC with, (i) a statement showing the calculation, as of the Step-out Date, of the Step-out Payment Amount and (ii) a statement (the “Step-out Reconciliation Statement”) reconciling the Step-out Payment Amount with the Estimated Step-out Payment Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within three Business Days after receiving the Step-out Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto so that the Step-out Payment Amount shall have been paid in full by wire transfer of immediately available funds.

3.8.7
PRC agrees to pay Aron, only if this Agreement is terminated in its entirety pursuant to Section 2.3 on or prior to December 31, 2020 at 11:59:59 p.m. EPT (to the extent applicable under Section 2.3), an amount equal to the product of: (a) the amount calculated as the sum of, for each Product Group, the product of (i) the Actual Step-out Inventory Product Benchmark and (ii) the Maximum Inventory and (b) the Specified Early Termination Margin (the “Specified Early Termination Fee”).

3.8.8
PRC agrees to pay Aron, only if this Agreement is terminated in its entirety pursuant to Section 2.4 on or prior to December 31, 2021 at 11:59:59 p.m. EPT, but after December 31, 2020 at 11:59:59 p.m. EPT (to the extent applicable under Section 2.4), an amount equal to the product of: (a) the amount calculated as the sum of, for each Product Group, the product of (i) the Actual Step-out Inventory Product Benchmark and (ii) the Maximum Inventory, (b) the Early Termination Margin and (c) a fraction, the numerator of which is the number of days

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between the date of such early termination and December 31, 2021 and the denominator of which is 365 (the “Early Termination Fee”).

3.8.9
Notwithstanding anything herein to the contrary (including Section 1.2), it is agreed that the final month of the Term hereof (including if occurring upon an early termination of this Agreement pursuant to Section 2.3 or 2.4) shall be a “long” month consisting of a calendar month and the first day of the immediately following calendar month (and that if the operation of such provisions would result in a termination of this Agreement on a day that is not a Business Day then notwithstanding anything herein to the contrary, the effective date of any such termination shall occur on the next Business Day).

3.9
Disputes. If a Party in good faith disputes the accuracy of any amount calculated pursuant to this Section 3, the non-calculating Party shall provide written notice stating the reasons why the remaining disputed amount is incorrect, along with reasonable supporting documentation. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

4.	TARGET PRODUCT INVENTORY LEVELS; APPLICABLE SPREADS

4.1
Target Product Inventory. Subject to Section 4.2, in connection with establishing the Target Product Inventory for each Product Group, the Parties agree to follow the procedures set forth on Schedule F.

4.2
Initial Targets. No later than 5:00 p.m. EPT on Thursday, June 27, 2013, PRC shall deliver a written statement of the initial Target Product Inventory for each Product Group for the month of July 2013 (notwithstanding anything in Schedule F to the contrary).

4.3	Prices.

4.3.1
No later than 5:00 p.m. EPT on Friday, June 28, 2013, PRC shall deliver to Aron a statement listing the initial Prices to be used hereunder as of the Commencement Date, which shall amend Schedule J without further action of the Parties to reflect such Prices. No later than the third Business Day after the delivery of the Final Inventory Quantity Report to the Parties pursuant to the procedures set forth in Schedule D, PRC shall deliver to Aron a statement listing the adjusted Prices to be used hereunder, subject to the commercially reasonable agreement of Aron; provided that such Prices shall thereafter from time to time be subject to further adjustment pursuant to Sections 4.3.2, 4.3.3, 4.3.4 and 4.3.5 below.

4.3.2
Commencing at least 10 Business Days prior to the second-to-last Business Day of each Scheduled Price Adjustment Month, unless the Parties otherwise agree, the Parties shall endeavor, in good faith and in a commercially reasonable manner, to agree to adjusted Prices according

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to the procedures described in Schedule N. If any such adjusted Prices are agreed to prior to the second-to-last Business Day of such Scheduled Price Adjustment Month, the Parties will promptly confirm such agreement in writing, and such adjusted Price shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree prior to the second-to-last Business Day of such Scheduled Price Adjustment Month whether an adjustment to any of the Prices is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with PRC) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N hereto, the amount, if any, by which one or more the Prices are to be adjusted with respect to such Scheduled Price Adjustment Month. Promptly after making such determination, Aron shall advise PRC whether any adjusted Prices are appropriate and the amount thereof and, if so, such adjusted Prices shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.

4.3.3	[Reserved].

4.3.4
In connection with any Reference Contract Change during a RC Price Adjustment Month, the Parties shall endeavor, in good faith and a commercially reasonable manner, to negotiate and agree to adjusted Prices to be implemented in connection with such Reference Contract Change. If such adjusted Prices are agreed by the Parties within 10 Business Days after the execution of such Reference Contract Change, the Parties will promptly confirm such agreement in writing, and such adjusted Price shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree, within such 10 Business Day period, whether an adjustment to any of the Prices is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with PRC) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N hereto, the amount, if any, by which one or more of the Prices are to be adjusted with respect to such RC Price Adjustment Month. Promptly after making such determination, Aron shall advise PRC whether any adjusted Prices are appropriate and the amount thereof and, if so, such adjusted Prices shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.

4.3.5
The Parties acknowledge that each such adjustment to the Prices shall apply only prospectively starting in the month following the relevant Price Adjustment Month and that successive adjustments may be made,

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in each case with the most recent adjustment superseding any prior adjustment on a going forward basis.

4.3.6
Each time adjusted Prices become effective under Section 4.3.2 above, Aron shall determine the Price Adjustment Amount as provided on Schedules N and O and such amount shall be included in the Aggregate Monthly Product True-Up Amount that is incorporated into the Monthly True-Up Payment in the immediately following month.

4.4
Hedging Activities. Any hedges, swaps, options, positions or any other instruments or strategies executed by either Party related in any way to the Products, shall be for the relevant Party’s own account (including with regard to the Aron Hedges, which shall be for Aron’s own account), and any Taxes and/or Liabilities incurred, directly or indirectly resulting from such activities, shall be borne exclusively by such relevant Party (provided that the foregoing shall not affect the treatment of Specified Unwind Costs pursuant to the express terms and conditions of Section 3.8 or 18).

4.5	Reference Contract Changes.

4.5.1
PRC may, by written notice to Aron (each, an “RC Change Notice”), request that the futures contract constituting the Reference Contract for a specified Product Group (the “Existing Reference Contract”) be changed to another futures contract (a “Reference Contract Change”), provided that:

(i)the RC Change Notice shall specify the Product Group or Product Groups for which a Reference Contract Change is requested and, for each such specified Product Group, indicate the futures contract that PRC requests become the New Reference Contract for such Product Group (as defined in Schedule O), which must be one of the Eligible Futures Contracts listed on Schedule O; and
(ii)a Reference Contract Change shall be made for a Product Group during a month only if the RC Change Notice requesting such Reference Contract Change has been received by Aron prior to 2 p.m., EPT, on the 5th Trading Day preceding the Roll Cutoff Date of the Existing Reference Contract for such month.

4.5.2
If, during any month, Aron has received an RC Change Notice in compliance with the conditions in Section 4.5.1 above, then for each Product Group covered by such RC Change Notice Aron shall, in accordance with the procedures set forth in Schedule O hereto, effect the Reference Contract Change.

4.5.3	If, for any Product Group, a Reference Contract Change is completed pursuant to Section 4.5.2, then commencing upon completion of such

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Reference Contract Change, the New Reference Contract shall be the Reference Contract for such Product Group.

4.6
The Parties agree that, notwithstanding anything in this Agreement to the contrary, (i) any written notice or written agreement contemplated by Section 4.3 or 4.5 above may be given by email (in the case of a notice) or confirmed by exchange of emails (in the case of an agreement) and (ii) to the extent such notice or agreement would amend or modify any item contained in a Schedule hereto, the giving of such notice or confirming of such agreement as provided in clause (i) above shall constitute an amendment of, and be deemed to amend all applicable references in, such Schedule to reflect the item addressed in such notice or agreement, without any further action by the parties to the IIA.

5.	ADDITIONAL INCLUDED LOCATIONS

5.1
From time to time after the Commencement Date, PRC may notify Aron that PRC wishes to add a third-party storage location as an Included Location for purposes of this Agreement. Following such notification, Aron shall promptly undertake a due diligence review of the proposed Included Location to reasonably determine whether Aron is prepared to hold Product inventory at such proposed Included Location. Aron shall be under no further obligation with respect to such proposed Included Location if Aron reasonably determines that, based on such due diligence review, it is not prepared to hold Product inventory at such proposed Included Location. Aron shall notify PRC promptly after completing such due diligence review, but in any event shall reach a final decision and advise PRC concerning the same within seven days of PRC providing such notice to Aron.

5.2
If Aron advises PRC that Aron is prepared to hold Product inventory at such proposed Included Location, then PRC may endeavor to negotiate and implement Required Storage Arrangements pursuant to which PRC may transfer and assign to Aron PRC’s (and/or its Affiliates’) right to use the proposed Included Location; provided that (a) upon and concurrently with implementing any Required Storage Arrangement, the Parties shall execute such amendments to this Agreement and/or the Exhibits and/or Schedules hereto as are necessary or appropriate to add such proposed Included Location as an Included Location hereunder, (b) to the extent requested by Aron, the Parties shall amend any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement and (c) no change shall occur in the Minimum Inventory or the Maximum Inventory in connection with the implementation of such Required Storage Arrangements unless agreed to by Aron. Notwithstanding anything to the contrary in this Section 5.2, PRC shall nevertheless be free in its sole discretion to enter into storage agreements with third parties, provided such storage agreements are not at a location that is an Included Location.

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5.3
The Parties will cooperate in good faith with regard to the negotiation, preparation and execution of any Required Storage Arrangements upon commercially reasonable terms, in form and substance reasonably satisfactory to both Parties.

5.4
If any Required Storage Arrangements are entered into in connection with additional Included Locations and, thereafter, PRC shall materially fail to (i) perform its obligations under, (ii) comply with or (iii) maintain such Required Storage Arrangements in effect; provided, in each case that if PRC fails to cure or commence a cure any such failure within three Business Days after receiving written notice thereof from Aron, then Aron may, in its reasonable discretion, require that such location be removed from the Included Locations and that PRC at the time such location is removed purchase all Aron Inventory then located at such location on terms comparable to those that apply to a termination of this Agreement under Section 3.8.

6.	PRODUCT SALES & REPORTING

6.1
Products Sales to Aron by PRC. Aron agrees to purchase from PRC, and PRC agrees to sell to Aron, the Products produced by the Refinery or delivered to the Refinery, and delivered by PRC into the Included Locations at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement (in each case, other than with regard to any Excess Quantities or Excluded Third-Party Inventory); provided that (i) Aron shall not be obligated at any time to purchase Products from PRC if such purchase would result in Aron owning Products in any Product Group in the Included Locations in excess of the Maximum Inventory for such Product Group specified on Schedule E (as such Maximum Inventory is adjusted pursuant to Section 6.4) and (ii) Aron’s purchase obligation under this Section 6.1 shall be limited to the extent that it is unable to take delivery of Products as a result of PRC’s failure to comply with the proviso in Section 6.2.

6.2
Products Sales to PRC by Aron. PRC agrees to purchase from Aron, and Aron agrees to sell to PRC, the Products delivered out of the Included Locations at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement; provided that PRC agrees that its purchases and receipt of Products from Aron shall be in sufficient quantities so that Aron shall, at all times during the Term, have available storage capacity in the Included Locations to take delivery of any Products to be sold by PRC to Aron pursuant to Section 6.1.

6.3
Daily Report of Inventory Volumes. On or prior to 5:00 p.m. EPT on each Business Day, PRC shall deliver to Aron a report, in the form provided on Exhibit 3, setting forth a good faith estimate of the volumes of each Product (the “Inventory Volumes”) held in the Included Locations as of 11:59:59 p.m. EPT on the immediately prior Business Day and any prior, non-reported days (including holidays and weekends), including the total Aron Inventory levels as to each grade of Product, in each case based on the best available information, by applying the Volume Determination Procedures, together with comparable information with respect to

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any then-existing Commingled Quantities and/or Excluded Third Party Inventories, any Tanks which pursuant to Section 6.4.5 are not then Included Locations and any Tanks which pursuant to Section 9 have been substituted for other Tanks (the “Daily Report of Inventory Volumes”).

6.4	Excess Inventory Levels.

6.4.1
If PRC intends to designate an Excess Inventory Level for any whole or partial month for any Product Group, then PRC shall use commercially reasonable efforts to notify Aron of PRC’s intention prior to the Target Cutoff Date for such whole or partial month. If PRC fails to provide such notice in a timely manner, it shall not be entitled for that whole or partial month to designate an Excess Inventory Level for the relevant Product Group and Sections 6.4.4 and 6.4.5 shall apply.

6.4.2
If, pursuant to Section 6.4.1, PRC provides timely notice of its intention to designate an Excess Inventory Level for a Product Group, then Aron shall promptly advise PRC whether Aron accepts such Excess Inventory Level (in which case Section 6.4.3 shall apply) or rejects such Excess Inventory Level (in which case Section 6.4.4 and 6.4.5 shall apply).

6.4.3
If Aron accepts an Excess Inventory Level for any whole or partial month, then, for all purposes of this Agreement, such Excess Inventory Level shall constitute the Maximum Inventory for the relevant Product Group for such whole or partial month; provided that such Excess Inventory Level shall not apply to any other whole or partial month unless expressly accepted by Aron for such other whole or partial month as contemplated by Section 6.4.2.

6.4.4
If Aron rejects an Excess Inventory Level for any whole or partial month or PRC fails to provide notice to Aron of its intention to designate an Excess Inventory Level in a timely manner for any whole or partial month, then the following provisions shall apply:

(i)The Maximum Inventory for such whole or partial month shall remain at the level set forth on Schedule E and the Target Product Inventory for the relevant Product Group for such whole or partial month shall be equal to no more than the Maximum Inventory.
(ii)Prior to the commencement of such whole or partial month, PRC shall, to the extent practicable and commercially reasonable, identify those Tanks that it will, during such whole or partial month, use to hold and isolate any Excess Quantities. In doing so, to the extent practicable and commercially reasonable, PRC will endeavor to use smaller capacity Tanks before larger capacity Tanks to facilitate the segregation of such Excess Quantities from the Aron Inventory. Prior to the commencement

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of such whole or partial month, PRC shall provide Aron with notice of the Tanks it intends to use for such purposes.
(iii)To the extent that PRC is able to store Excess Quantities in one or more Tanks so that none of the Aron Inventory is commingled in such Tanks, then PRC shall be entitled during the relevant whole or partial month, but only so long as such Excess Quantities are not commingled with Aron Inventory, to include such Excess Quantities in the borrowing base under its Revolving Credit Agreement and to permit the lenders thereunder to have a Lien on such Excess Quantities; provided that PRC shall have implemented reasonable arrangements with such lenders to specifically identify such Tanks to them for the foregoing purposes (which arrangements shall be disclosed to Aron).
(iv)To the extent that PRC is unable to store all Excess Quantities on a segregated basis as contemplated by clause (iii) above, the portion of such Excess Quantities not so segregated (the “Commingled Quantities”) may, during the relevant whole or partial month, be held on a commingled basis in Tanks that hold Aron Inventory subject to the following additional terms and conditions:

(a)	PRC shall identify to Aron which Tanks holding Aron Inventory will also hold Commingled Quantities; and

(b)	PRC shall, to the extent practicable and commercially reasonable, endeavor to use smaller capacity Tanks before larger capacity Tanks to hold Commingled Quantities.

6.4.5
In the event that PRC determines, in its reasonable discretion, that it does not wish to designate an Excess Inventory Level for a particular Product Group (or the applicable time for such designation pursuant to Section 6.4.1 has passed) during a whole or partial month and that the Maximum Inventory for such whole or partial month would otherwise be exceeded, then the following provisions shall apply:

(i)Prior to exceeding the Maximum Inventory for such whole or partial month, PRC may, to the extent practicable and commercially reasonable, identify those Tanks that it reasonably expects would, during such whole or partial month, hold any Excess Quantities of the relevant Product Group; and
(ii)To avoid exceeding such Maximum Inventory, PRC may designate one or more of such affected Tanks and purchase from Aron pursuant to Section 6.2 all Aron Inventory located in one or more such affected Tanks so that the Aron Inventory would not exceed the Maximum Inventory for the relevant Product Group for such whole or partial month, after giving effect to such purchase, at a value equal to the product of (a)

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the volume of the Aron Inventory located in such Tank and (b) the Product Benchmark for the applicable Product Group, and, after such purchase, such affected Tanks shall no longer constitute Included Locations for purposes hereof unless and until PRC determines, in its reasonable discretion, that PRC can sell the Products located in such affected Tanks to Aron pursuant to Section 6.2 at the applicable values established pursuant to Section 12.1 and as further adjusted pursuant to Section 12.5 without exceeding the applicable Maximum Inventory and PRC notifies Aron of the same, upon which notice and sale the Tanks shall thereafter again constitute Included Locations for all purposes hereof.

6.5
Purchase Value of Products. The purchase value payable by Aron for any Product sold to it under Section 6.1 and by PRC for any Product sold to it under Section 6.2 shall be such amounts as are established pursuant to Section 12.1 and as further adjusted pursuant to Section 12.5.

6.6
Ancillary Costs. PRC agrees to reimburse Aron for all Ancillary Costs incurred by Aron, subject to the provisions of this Section 6.6. Aron may demand such reimbursement from time to time and payment will be due as set forth in Section 12.5.2 after delivery to PRC of the relevant Backup Certificate. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-Up Payment as provided in Section 12.5 below. Upon requesting reimbursement for Ancillary Costs, Aron will deliver to PRC an officer’s certificate certifying as to the nature and amount of the relevant Ancillary Costs, and including the relevant invoices and other reasonable supporting evidence of such Ancillary Costs satisfactory to PRC in its reasonable discretion (the “Backup Certificate”). This provision shall survive any termination of this Agreement.

7.	PRODUCT SPECIFICATIONS, QUALITY & BLENDING

7.1
Specifications. The Products sold and delivered to Aron shall generally conform to the typical properties set forth for each grade of Product listed on Schedule A, as amended by the Parties by mutual written agreement from time to time.

7.2
Blending of Products at the Refinery. In its role as a “fuel manufacturer” and a “refiner” (as such terms are defined under 40 C.F.R. Part 79 and Part 80) PRC shall be responsible for: (i) registering the Products and the Refinery with the EPA, (ii) designating all of the volumes of Products that it may produce by refining and/or blending in accordance with EPA requirements, (iii) testing and certifying Product batches in accordance with EPA requirements, (iv) compliance with all applicable EPA recordkeeping and reporting requirements, (v) properly administering the product transfer document requirements of the EPA, (vi) meeting the renewable volume obligation compliance requirements as required under the RFS2 program and (vii) any and all other “fuel manufacturer” and “refiner” requirements set forth by the EPA under 40 C.F.R. Part 79 and Part 80. In all cases and for all Products,

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PRC shall be solely entitled to all “renewable identification numbers” or “RINs” applicable to or associated with all Products under this Agreement.

8.	TITLE, RISK OF LOSS & CUSTODY

8.1	Transfer of Title.

8.1.1
Title to Products purchased by Aron pursuant to the terms of this Agreement shall pass from PRC to Aron as the Product passes the inlet flange of the Tank (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) to which such Products are being delivered. All Products shall be delivered by PRC, at PRC’s cost, to Aron into the Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5).

8.1.2
Title to Products purchased by PRC pursuant to the terms of this Agreement shall pass from Aron to PRC as the Products pass the outlet flange of the Tank (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) from which such Products are being delivered. Provided no Event of Default has occurred and is continuing with respect to PRC, PRC shall be permitted to withdraw from the Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) and take delivery of Product on any day, at any time and in any quantity. The withdrawal and receipt of any Product by PRC at the outlet flange of the Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) shall be on an “ex works” basis.

8.2
Ownership. Aron shall own and have title to all of the Aron Inventory stored in the Included Locations (it being agreed and acknowledged that (i) Excess Quantities and Excluded Third-Party Inventory do not constitute Aron Inventory and (ii) upon PRC purchasing any Aron Inventory pursuant to Section 6.4.5, such quantities shall not constitute Aron Inventory unless and until the quantities in the affected Tanks are repurchased by Aron pursuant to Section 6.4.5). PRC, for itself and on behalf of its Affiliates, fully acknowledges Aron’s title to and interest in the Aron Inventory and further represents and warrants that neither it nor any of its Affiliates shall have any Lien on the Aron Inventory and waives any Lien held by it (if any) in the Aron Inventory.

8.3
Transfer of Custody. PRC shall maintain custody of all Products owned by Aron pursuant to the terms of this Agreement and shall be responsible for maintaining the insurance required of PRC pursuant to Section 15. PRC shall hold all Aron Inventory in the Included Locations solely as bailee. During the Term, neither PRC nor any

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of its Affiliates shall (and PRC shall not permit any of its Affiliates or any other person to) use any Aron Inventory for any purpose except as may be permitted by this Agreement. Solely in its capacity as bailee, PRC shall have custody of Aron Inventory from the time such Aron Inventory passes the inlet flange of the Tanks (including tanks at the Included Locations) until such time as such Aron Inventory passes the outlet flange of the Tanks (including tanks at the Included Locations).

8.4	Refinery Operations. At all times PRC shall have and retain complete control of the Refinery and its maintenance and operations, including utilization or maintenance of Tanks.

9.	STORAGE

9.1
Services. PRC hereby undertakes the following obligations with respect to the Services to be provided by PRC under this Agreement, for and in consideration of the mutual covenants and undertakings set forth in this Agreement:

9.1.1	It agrees, in accordance with the terms and conditions of this Agreement, to provide to Aron the Services at the Refinery and the Tanks.

9.1.2	It shall comply with all Applicable Laws and any applicable safety guidelines, procedures or policies in connection with operations at the Refinery and the Tanks.

9.1.3	It shall maintain the Tanks in accordance with Accepted Industry Practice.

9.2
Tanks. PRC shall make available to Aron all of PRC’s and its Affiliates’ rights to use the Tanks for the Term of this Agreement to store the Aron Inventory sold by PRC to Aron pursuant to this Agreement. Aron may only store Aron Inventory in the Tanks that has been purchased from PRC pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, PRC, as the owner and the operator of the Tanks and the Refinery, retains the right to manage the utilization of the Tanks (including by removing from service, changing the type of Product service of, or otherwise replacing or substituting with alternate tankage, any of the Tanks listed on Schedule B), in its sole discretion and in accordance with Accepted Industry Practice; provided that such utilization management activities by PRC do not prejudice Aron’s rights to the Aron Inventory hereunder and that the use of any alternate tankage shall be covered by all of the terms and conditions of this Agreement.

9.3	No Commingling.

9.3.1
Except (i) to the extent permitted in accordance with Section 6, (ii) in the event that a Change in Law occurs whereby any Governmental Authority has the right to purchase Products in the Tanks and/or to create or hold Liens in any such Products in the Tanks, or otherwise becomes entitled to exercise rights or powers substantially equivalent to the foregoing, or

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(iii) for Excluded Third-Party Inventory, PRC shall not store any Products owned by PRC or any of its Affiliates or a third party in any Tank without Aron’s prior written consent. Aron agrees that PRC may commingle Products only in the circumstances and subject to the terms and conditions described and referenced in this Section 9.3. Notwithstanding anything in this Agreement to the contrary, Aron acknowledges and agrees that PRC may store Excluded Third-Party Inventory in the Tanks.

9.3.2
PRC represents and warrants that, except for inchoate tax Liens and Liens permitted by the Intercreditor Agreement, there is only one third party (including such third party’s successors and assigns) that has a claim to any Excluded Third Party Inventory.

9.3.3
PRC agrees that it will promptly notify Aron in writing of any Included Location that (i) PRC removes from service, for any reason and if removal from service is anticipated to be more than 30 days or (ii) subject to the last sentence of this section, has had no bulk movements of Products during any period of 60 consecutive days or has otherwise been designated or categorized as no longer being active or in use for at least 60 consecutive days and has de minimis inventory and further agrees, in either such case, if requested by Aron in writing within 5 Business Days after receipt of such notice, that the parties shall, pursuant to Section 28.2.3, promptly remove the relevant Tank or other storage location from Schedule B so that it shall cease to constitute an Included Location for purposes hereof. If Aron requests that any such Tank or other storage location cease to be an Included Location, such change in status shall become effective in accordance with the procedures specified in Section 28.2.3. If any Tank or other storage location has ceased to be an Included Location pursuant to this Section 9.9.3 and thereafter such Tank or other storage location is returned to service or reactivated and Aron determines, in its reasonable good faith judgment, that such Tank or other storage location is compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with PRC to reestablish such tank as an Included Location pursuant to the procedures specified in Section 28.2.3. If notice is required for an Included Location under clause (ii) above, but PRC intends to continue to use and maintain such Included Location in accordance with Acceptable Industry Practices, PRC may state its intent in such in notice, in which case Aron shall consult with PRC regarding the status and intended use of such Included Location before deciding whether to request the removal of such Included Location pursuant to this section.

9.4
Receipts Into and Deliveries Out of the Included Locations. From and after the Commencement Date, (i) Aron shall accept and receive Products delivered by PRC to Aron into the Included Locations in connection with each sale by PRC to Aron

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pursuant to this Agreement and (ii) PRC shall withdraw Products from the Included Locations in connection with each sale by Aron to PRC pursuant to this Agreement.

9.5
Measurement. The quantity and quality of Products received into and delivered from the Included Locations, as well the quantity and quality of Aron Inventory in the Included Locations at any given time, shall be determined by applying the Volume Determination Procedures in accordance with the latest established API/ASTM standards, or other mutually agreed to specifications, and shall include tank heels and working inventory. All volumes shall be temperature corrected to 60° Fahrenheit in accordance with the latest supplement or amendment to the appropriate ASTM-IP Petroleum Measurement Tables. PRC shall calibrate the Tanks as needed and verify the accuracy of the sampling and measurement equipment at the Refinery pursuant to applicable standards set by the API/ASTM, including the latest revisions thereto.

9.6
Aron Inventory. PRC shall be liable for contamination of the Aron Inventory, unless such contamination is due to Aron’s or its representative’s negligence or willful misconduct. As to contamination to the Aron Inventory for which PRC is liable pursuant to this Section 9.6, PRC shall promptly notify Aron of such contamination and the Parties shall account for any differences in the grade of the contaminated or downgraded Aron Inventory (including to the extent any such material no longer continues to meet the specifications for any Product for purposes hereof) pursuant to the volume determination, invoicing and payment procedures set forth in Sections 6.3, 12.1 and 12.5.

9.7	Condition and Maintenance of Tanks.

9.7.1
The execution of this Agreement by the Parties does not impose any obligation or responsibility on Aron in connection with: (i) any existing or future environmental condition at the Refinery, the Tanks and/or any related facilities (collectively, the “Facility”), including the presence of a regulated or hazardous substance on or in environment media at the Facility (including the presence in surface water, groundwater, soils or subsurface strata or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Facility, except to the extent of any Liabilities that are caused by the negligence or misconduct of Aron or its Representatives or are otherwise within the scope of Aron’s indemnification obligations under Sections 19.2 or 21.2, inclusive of when any Representatives of Aron are present at the Facility and cause a release or other event.

9.7.2
Products may require the application of heat or steam by PRC to maintain the same in a liquid free-flowing or pumpable state; PRC agrees to provide such required heat at PRC’s expense. Recalibration, or strapping, of the

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Tanks may be performed from time to time in accordance with the terms of this Agreement. In the event that recalibration of meters, gauges or other measurement equipment is reasonably requested by Aron consistent with Accepted Industry Practice such as “strapping,” the Parties shall select a mutually agreeable U.S. Customs & Border Protection bonded, ISO-accredited independent petroleum inspection company to conduct such recalibration and Aron shall bear all costs associated therewith.

9.7.3
PRC may clean the Tanks during the Term of this Agreement for the following reasons: to perform maintenance, to perform inspections, in case of an emergency, to ensure product quality or as PRC otherwise deems appropriate in accordance with Accepted Industry Practice. In the event of Tank cleaning pursuant to this Section 9.7.3, PRC shall be responsible for the full cost of removing the Aron Inventory, cleaning the Tanks and disposing of any contaminants. PRC may identify substitute tank(s) for Aron during such time that a Tank is unavailable due to Tank cleaning pursuant to this Section 9.7 and the Parties shall cooperate with respect to the use of the same in a commercially reasonable manner. The transfer of the Aron Inventory from the unavailable Tank to the substitute tank, as well as any transfer from the substitute tank back to the original Tank or another tank, shall be at PRC’s sole expense. Any such substitute tank(s) will be covered by the terms and conditions of this Agreement. PRC shall, as provided in Section 6.3, notify Aron of all events and/or actions covered by or taken pursuant to this Section 9.7.3.

9.8	Certain Covenants Relating to Storage.

9.8.1	PRC agrees:
(i)that no loss allowances shall be applied to Aron Inventory held in the Tanks; and
(ii)that, in the event of any Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of any Tanks, PRC shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as PRC deems appropriate or necessary and shall notify or arrange to notify Aron promptly of any such material spill, leak or discharge and of any such operations.

9.8.2
Each Party agrees that it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Laws. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon their reasonable request. Each Party also shall promptly notify the other Parties of any material violation

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or alleged material violation of any Environmental Law relating to any Products stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products.

9.9	Included Location Review and Vetting.

9.9.1
Subject to Section 9.9.2 below, if at any time Aron determines that any Tanks or other facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Aron’s then applicable policies and procedures relating to the prudent maintenance and operation of storage tanks and pipeline facilities (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may (after giving effect to Section 9.9.2) provide PRC notice of such failure so long as such failure is continuing and, if Aron provides such notice and such failure has not been cured or a cure has not been commenced to Aron’s reasonable satisfaction within 30 days after such notice is given, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are owned by PRC, upon such date as Aron shall specify, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Products held in such Identified Facilities shall become due in accordance with the provisions of Section 12 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage Arrangement, the Parties shall endeavor as promptly as reasonably practicable and in good faith to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Products at such Identified Facilities without impairing PRC’s ability to utilize such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Products held in such Identified Facilities shall become due in accordance with the provisions of Section 12 hereof.

9.9.2	Aron’s rights under Section 9.9.1 above are subject to the following additional terms and conditions:
(i)Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner;

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(ii)If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Locations until the 120th day after giving PRC notice of such failure, (2) during such 120 day period, Aron shall consult with PRC in good faith to determine whether based on further information provided by PRC such Identified Facilities comply with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 120 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to PRC;
(iii)If within the 120 day period referred to in clause (ii)(2) above, PRC has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 120 day period, then so long as PRC continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Aron will extend such 120 day period up for up to an additional 60 days to allow for such implementation to be completed and if such implementation is completed within such additional 60 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to PRC; and;
(iv)If any Identified Facilities cease to be Included Locations pursuant to Section 9.9.1 above and thereafter Aron determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with PRC to reestablish such Identified Facilities as Included Locations hereunder.

10.	CERTAIN REPRESENTATIONS

10.1	Each of the Parties intends and represents to the other Party that:

10.1.1
each Party is (i) an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended, (ii) a “forward contract merchant” in respect of this Agreement as such term is defined

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in the Bankruptcy Code and used in Section 556 of the Bankruptcy Code and (iii) a “swap participant” in respect of this Agreement as such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code;

10.1.2
each purchase and sale of Product between them, whether or not further documented, shall constitute a “forward contract” under section 101(25) and a “commodity forward agreement” as such term is used in clause (A)(i)(VIII) of the definition of “swap agreement” under section 101(53B) of the Bankruptcy Code, protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, and that it will be treated as such under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any regulation, ruling, order, directive or pronouncement made pursuant thereto;

10.1.3
as a result of the foregoing, (i) the Performing Party’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) the Performing Party shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code; and

10.1.4
this Agreement and each transaction between the Parties hereunder constitutes a “master netting agreement” under section 101(38A) of the Bankruptcy Code; and that the rights in Section 18 hereto include the rights referred to in section 561(a) of the Bankruptcy Code.

10.2	Single Agreement. This Agreement and all transactions hereunder form a single integrated agreement between the Parties.

11.	WARRANTIES

11.1	Warranties of Title.

11.1.1
PRC warrants that on the Commencement Date it shall transfer, or cause to be transferred, to Aron good and marketable title to the Initial Inventory free and clear of any Liens (other than inchoate tax Liens and/or as

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contemplated in the Intercreditor Agreement), and that it has full right and authority to transfer such title and effect delivery of such Initial Inventory to Aron.

11.1.2
Each Party represents and warrants to the other Party that, as of each date of delivery of Products sold hereunder to the other Party, it has good and marketable title to the Products sold and delivered pursuant to this Agreement, free and clear of any Liens (other than inchoate tax Liens) or as contemplated in the Intercreditor Agreement, and that it has full right and authority to transfer such title and effect delivery of such Products.

11.2
Disclaimer of Warranties. EXCEPT FOR THE WARRANTY OF TITLE, THE PARTY SELLING PRODUCT HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

12.	PRICING & PAYMENT

12.1	Interim Payment and Netting.

12.1.1	For each Production Week, Aron shall provide PRC with a net settlement statement setting forth:
(i)the “Weekly Net Volume” and (ii) the “Weekly Product Value,” which may be a positive or negative number.
As used herein, “Weekly Net Volume” shall be calculated as follows:

(1)
Using the Daily Report of Inventory Volumes provided by PRC, Aron will calculate the “Daily Net Volume” for all Aron Inventory at the Included Locations as follows: the Inventory Volumes for the prior reported day minus the Inventory Volumes for such day. The “Weekly Net Volume” shall be equal to the sum of the Daily Net Volumes by Product Group for each day in the Production Week.

(2)
For each Product Group, the “Weekly Product Value” shall be an amount equal to (a) the Weekly Net Volume for such Product Group multiplied by (b) the applicable Weekly Product Benchmark for such Product Group.

(ii)the aggregate of the Weekly Product Values for all Product Groups (the “Total Weekly Product Value”); provided that if the Total Weekly Product Value is a positive number it shall represent an amount due from

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PRC to Aron and if the Total Weekly Product Value is a negative number, the absolute value thereof shall represent an amount due from Aron to PRC.

12.1.2	On or before 2:00 p.m. EPT on each applicable “Invoice Date” set forth on Schedule I, Aron shall provide PRC with a statement setting forth:
(i)the Total Weekly Product Value, together with a reasonably detailed summary of the calculations made by Aron pursuant to Section 12.1.1 to determine such amount;
(ii)any outstanding interest that accrues pursuant to Section 12.4; and
(iii)any other amounts due and payable as of such day, or outstanding amounts payable prior to such day, under this Agreement (the aggregate net amount payable, without duplication, the “Interim Net Payment Amount”).
If the Interim Net Payment Amount is positive, it shall be due from PRC to Aron and if the Interim Net Payment Amount is negative, the absolute value thereof shall be due from Aron to PRC.

12.1.3
The Party owing the Interim Net Payment Amount shall pay such amount to the other Party on or prior to the applicable “Payment Date” set forth on Schedule I, subject to Section 12.3; provided, however, that if such payment is due from PRC to Aron and Aron failed to deliver the statement required pursuant to Section 12.1.2 by 2:00 p.m. EPT on the applicable “Invoice Date” set forth on Schedule I, then such Interim Net Payment Amount shall not be due and payable until the next Business Day following the applicable “Payment Date” set forth on Schedule I.

12.2
Payments. Unless otherwise set forth herein, all payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee. Payments received after any applicable time set forth in this Agreement on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Except as otherwise expressly provided in this Agreement, all payments by PRC or Aron shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which one Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise, except as expressly provided herein.

12.3	Disputed Invoices. If an invoiced Party in good faith disputes the accuracy of the amount invoiced, the invoiced Party shall pay such amount as it in good faith believes

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to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

12.4
Interest on Late Payments. Interest shall accrue on late payments under this Agreement at the lesser of (i) LIBOR plus the sum of 2.00% and the Applicable Margin and (ii) the maximum rate of interest per annum permitted by Applicable Law, from and including the date that payment is due until but excluding the date that payment is actually received by the Party to whom it is payable.

12.5
Monthly True-Up Payment. Aron shall use commercially reasonable efforts to provide to PRC, on the applicable “True Up Date” set forth on Schedule I, the Monthly True-Up Statement, showing the net true up amount due from one Party to the other Party (the “Monthly True-Up Payment”), and including the following amounts (without duplication):

12.5.1	the Aggregate Monthly Product True-Up Amount; plus

12.5.2	the Ancillary Costs for such month not otherwise paid or satisfied hereunder pursuant to Section 6.6, and as evidenced in the relevant Backup Certificate; and plus or minus, as applicable,

12.5.3	any other adjustments to amounts payable by one Party to the other Party pursuant to this Agreement.

12.6
Monthly True-Up Invoicing and Payment. If the amount of the Monthly True-Up Payment is a positive number, such amount shall be due from PRC to Aron, and if the amount of the Monthly True-Up Payment is a negative number, then the absolute value thereof shall be due from Aron to PRC. The Party owing the Monthly True-Up Payment shall pay such amount as shown on the Monthly True-Up Statement to the other Party on or prior to 5:00 p.m. EPT on the second Business Day following Aron’s delivery to PRC of the Monthly True-Up Statement and all related supporting documentation, subject to Section 12.3.

13.	FINANCIAL INFORMATION; NOTIFICATIONS; CREDIT SUPPORT

13.1
Provision of Financial Information. PRC shall provide Aron, and Aron shall provide to PRC, (i) within 120 days following the end of each of its fiscal years, (a) a copy of the annual report, containing audited consolidated financial statements of PBFH or Aron, as applicable, and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants and (b) the balance sheet, statement of income and statement of cash flow of PBFH or Aron, as applicable, for such fiscal year, as reviewed by PBFH’s or Aron’s, as applicable, independent certified public accountants, and (ii) within 90 days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of PBFH or Aron, as applicable, and its consolidated subsidiaries

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for such fiscal quarter; provided that so long as PBF or The Goldman Sachs Group, Inc., as applicable, is required to make public filings of its quarterly (on form 10-Q) and annual (on form 10-K) financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then PRC or Aron, as applicable, will not be required to provide such annual or quarterly financial reports to the other Party.

13.2
Additional Information. Upon reasonable notice, PRC shall provide to Aron, and Aron shall provide to PRC, such additional information as Aron or PRC, as applicable, may reasonably request to enable it to ascertain the current financial condition of PRC or Aron, as applicable.

13.3	Notifications. Each Party shall notify the other Party in writing within two Business Days of learning of any of the following events:

13.3.1	any Event of Default or Additional Termination Event, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

13.3.2	any event that is reasonably expected to be a Material Adverse Change with respect to such party;

13.3.3	it or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to another person; and

13.3.4	in the case of PRC,
(i)its binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or substantially all of the Refinery assets;
(ii)any labor disturbances at the Refinery that are reasonably likely to adversely and materially impact the use of the Tanks;
(iii)notice of any (i) material “Default” and/or (ii) “Event of Default” under the Revolving Credit Agreement (each as defined therein); or
(iv)a final judicial or administrative judgment against it that individually or in the aggregate is in excess of $115,000,000.

13.4	Credit Support Guaranties.

13.4.1	As security for the prompt payment and performance in full when due of Aron’s obligations under this Agreement, Aron shall cause its Guarantor to (i) deliver to PRC prior to the Commencement Date its

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Guaranty in form and substance reasonably acceptable to PRC and (ii) maintain such Guaranty in effect for the Term hereof.

13.4.2
As security for the prompt payment and performance in full when due of PRC’s obligations under this Agreement, PRC shall cause its Guarantor to (i) deliver to Aron prior to the Commencement Date its Guaranty in form and substance reasonably acceptable to Aron and (ii) maintain such Guaranty in effect for the Term hereof.

13.5
True Sale and Back-up Security Interest. Each of the Parties intends that each of the purchase and sale transactions and transfers contemplated hereby constitute true sales and true transfers of the benefits and burden of ownership of the Products intended to constitute Aron Inventory subject to such purchase and sale transactions and transfers from PRC to Aron. If, notwithstanding the intent of the Parties, such transactions are deemed to constitute loans, then PRC shall be deemed to have pledged and granted to Aron, a first priority lien and security interest in all quantities of Product intended to constitute Aron Inventory hereunder and all proceeds thereof as security for the performance of all of PRC’s obligations and liabilities hereunder, and any UCC filings by Aron with respect to such quantities of Product shall serve to perfect such pledge and security interest. However, the filing of any UCC financing statements made pursuant to this Agreement shall in no way be construed as being contrary to the intent of the Parties that the transactions contemplated by this Agreement be treated as purchase and sale transactions.

13.6	Adequate Assurances.

13.6.1
Aron may, in its reasonable discretion and upon written notice to PRC, require that PBFH provide it with satisfactory security for or adequate assurance of its or its Guarantor’s performance within a specified time period as appropriate (but not less than two Business Days from delivery of such notice), when a Material Adverse Change has occurred as with respect to PRC or its Guarantor.

13.6.2
PRC may, in its reasonable discretion and upon notice to Aron, require that Aron provide it with satisfactory security for or adequate assurance of its or its Guarantor’s performance within a specified time period as appropriate (but not less than two Business Days from delivery of such notice), when a Material Adverse Change has occurred as with respect to Aron or its Guarantor.

13.6.3
PRC or Aron, as applicable, shall provide performance assurance to PRC or Aron, as applicable, on or prior to the second Business Day following written demand therefor in the form of Acceptable Credit Support. The performance assurance provided by PRC or Aron, as applicable, shall be for a reasonable duration and in an amount reasonably sufficient to cover a value up to PRC’s or Aron’s, as applicable, good faith estimated

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financial exposure under this Agreement. If performance assurance is provided in the form of a letter of credit, such letter of credit shall be issued by an Acceptable Letter of Credit Issuer and shall be in a form reasonably acceptable to PRC or Aron, as applicable, in the exercise of their respective good faith and reasonable discretion. All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for the account of PRC or Aron, as applicable.

13.7
Further Assurances. Each Party agrees, at any time and from time to time upon the request of the other Party, to execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments and to do such other acts and things as such Party may reasonably request in order to fully effect the purposes of this Agreement. Between the Effective Date and the Commencement Date, if the Parties determine in good faith that any Schedule hereto contains an error or requires further revision or clarification, the Parties shall cooperate in good faith to revise the content of such Schedule(s) to address such matter and, on the Commencement Date, will execute such amendment or other instrument as each Party deems reasonably necessary to cause each such revised Schedule to be incorporated as an attachment to this Agreement as contemplated by the terms hereof.

14.	TAXES

14.1	Taxes.

14.1.1
Each Party represents that it is registered, and covenants that it will continue to be so registered, with the Internal Revenue Service and the New Jersey Division of Taxation to engage in tax-free transactions with respect to Products. Prior to the date of delivery of Products hereunder each Party shall provide to the other Party proper notification, exemption, motor fuel licenses or resale certificates or direct pay permits as may be required or permitted by Applicable Law. If a Party does not furnish such certificates and licenses to the other Party or if the transaction is subject to Tax under Applicable Law because no exemption exists, the applicable Party shall reimburse and indemnify the other Party for all Taxes that the other Party remits to a Governmental Authority or that are incurred by that Party, together with all penalties and interest thereon. PRC further agrees to provide Aron with a copy of its New Jersey Spill Compensation and Control Secondary Transfer Certificate upon Aron’s request.

14.1.2
In connection with the termination of this Agreement, Aron agrees that it will, in a timely manner, notify PRC as to whether or not PRC is to make a filing of New Jersey Form C 9600, Notification of Sale, Transfer, or Assignment in Bulk, or any other forms or notices related to bulk sales taxes in New Jersey pursuant to New Jersey Statutes Annotated Sections

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54:32B-22 or 54:50-38 or any other New Jersey statute, regulation, or law, and PRC agrees to comply with such notification; provided that if Aron does not give any such notification to PRC, Aron shall be deemed to have notified PRC to not make such filing. In the event Aron notifies (or is deemed to have notified) PRC to not make such filing, or fails to give PRC timely notification, Aron covenants and agrees that it will indemnify PRC for any New Jersey taxes, interest, penalties or any other Liabilities resulting from PRC not filing such forms or notices.

14.2
Notwithstanding the foregoing, the Parties agree that PRC shall indemnify Aron for the amount of the New Jersey Spill Compensation and Control tax and all penalties or interest thereon paid, owing, asserted against or incurred by Aron directly or indirectly with respect to the Products purchased and sold hereunder (provided that the indemnity obligations in this Section 14.2 shall not apply to the extent Aron incurs any such tax, penalties or interest due to its failure to make any necessary filings with the appropriate authorities and/or maintain adequate documentation to establish Aron’s exemption from the same).

14.3
Each Party acknowledges and agrees that it will be solely responsible for any Excluded Taxes owed by it or any similar taxes such as gross earnings, gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues. Each Party hereby irrevocably waives and releases the other Party from, and agrees not to assert any reimbursement or other indemnification claims against the other party with respect to, any Liabilities (including pursuant to Section 19) with respect to the imposition or incurrence of any Excluded Taxes (including any such gross receipt taxes).

14.4
Any other provision of this Agreement to the contrary notwithstanding, this Section 14 shall survive until 90 days after the expiration of the statute of limitations for the assessment, collection and levy of any Tax.

15.	INSURANCE

15.1
Insurance Required to be provided by PRC. PRC, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to Aron, in respect of PRC’s receipt, handling and storage of Aron Inventory under this Agreement:

15.1.1
property damage coverage on an “all risk” basis without flood, earthquake, windstorm, tsunami and terrorism exclusions in an amount sufficient to cover the market value or potential full replacement cost of all of the Aron Inventory. Such insurance shall be endorsed to include Aron as loss payee with respect to the Aron Inventory. Notwithstanding anything to the contrary herein, Aron may, at its option and expense, endeavor to procure and provide such property damage coverage for the

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Products; provided that to the extent any such insurance is duplicative with insurance procured by PRC, the insurance procured by PRC shall in all cases represent, and be written to be, the primary coverage;

15.1.2
commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, products and completed operations liability, and sudden and accidental pollution liability coverage in a minimum amount of $10,000,000 per occurrence and $10,000,000 in the aggregate;

15.1.3	(i) workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 aggregate;

15.1.4	automobile liability coverage in a minimum amount of $1,000,000;

15.1.5
umbrella/excess liability coverage providing coverage on a follow form basis with respect the coverage required under Sections 15.1.2, 15.1.3(ii) and 15.1.4 in a minimum amount of $425,000,000 per occurrence and in the aggregate; and

15.1.6	pollution legal liability coverage in a minimum amount of $100,000,000 per occurrence and in the aggregate.

15.2	Additional Insurance Requirements.

15.2.1
The foregoing policies in Section 15.1 shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policies with the exception of those listed in Sections 15.1.1 and 15.1.3(i) shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured. The foregoing policy in Section 15.1.1 shall include Aron as loss payee with respect the Aron inventory.

15.2.2
PRC shall cause its insurance carriers to furnish insurance certificates to Aron, in a form reasonably satisfactory to Aron, evidencing the existence of the coverages required pursuant to Section 15.1. The certificate shall specify that the insurer will provide 30 days’ written notice prior to cancelation of insurance becoming effective. Upon Aron’s request, PRC shall provide renewal certificates within 30 days of the expiration of the previous policy under which coverage is maintained.

15.2.3	The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

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15.2.4	PRC shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

15.2.5	PRC shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 15.1.

16.	FORCE MAJEURE

16.1
Neither Party shall be liable to the other Party if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by the affected Party of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.

16.2
To the extent reasonably practicable, the affected Party rendered unable to perform shall give written notice to the other Party within 24 hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Product affected. Such Party also shall promptly notify the other when the Force Majeure Event has terminated.

17.	REPRESENTATIONS, WARRANTIES & COVENANTS

17.1
Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Second Restatement Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of Product hereunder, that:

17.1.1
it is (i) an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, and (ii) a “forward contract merchant” under section 101(26) and a “master netting agreement participant” under section 101(38B), for purposes of the Bankruptcy Code;

17.1.2
it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

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17.1.3
such execution, delivery and performance do not violate or conflict with, in any material respect, any Applicable Law, any provision of its constitutional documents or any order or judgment of any court or Governmental Authority;

17.1.4
all material governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect;

17.1.5
its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

17.1.6	no Termination Event has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

17.1.7
there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement and that could reasonably be expected to result in a Material Adverse Change;

17.1.8
it has entered into the Transaction Documents and will enter into any transaction thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into the Transaction Documents and any transaction and as to whether the Transaction Documents and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;

17.1.9
it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction, understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction and is capable of assuming and assumes the risks of the Transaction Documents and any transactions contemplated thereunder;

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17.1.10	it is not bound by any agreement that would preclude or hinder its execution, delivery or performance of any of the Transaction Documents;

17.1.11
neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Product hereunder who is entitled to any compensation with respect thereto; and

17.1.12
none of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any of the Transaction Documents.

17.2	Mutual Covenants.

17.2.1
Compliance with Applicable Laws. Each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any of the Transaction Documents or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

17.2.2
Books and Records. All records or documents provided by any Party to the other Party shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are materially accurate or complete.

17.2.3	Payments. All payments made under this Agreement shall be made in U.S. Dollars, the lawful currency of the United States.

17.3	PRC’s Representations and Covenants.

17.3.1
PRC represents and warrants that the Tanks have been maintained, repaired, inspected and serviced in accordance with Accepted Industry Practice and are generally in serviceable condition (normal wear and tear excepted) in all material respects.

17.3.2
PRC agrees that neither it nor any of its subsidiaries shall have any interest in or the right to dispose of, and shall not create or consent to the creation of any Liens with respect to, the Aron Inventory (it being acknowledged that (i) Excess Quantities and Excluded Third-Party Inventory do not constitute Aron Inventory and (ii) upon PRC purchasing any Aron Inventory pursuant to Section 6.4.5, such quantities shall not constitute

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Aron Inventory unless and until repurchased by Aron pursuant to Section 6.4.5). PRC authorizes Aron to file at any time and from time to time any UCC financing statements identifying the Aron Inventory subject to this Agreement and Aron’s ownership thereof and title thereto, and PRC shall execute and deliver to Aron, and PRC hereby authorizes Aron to file (with or without PRC’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements and other documents and instruments, in form reasonably satisfactory to each of Aron and PRC, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of the Aron Inventory subject to this Agreement and the Intercreditor Agreement.

17.3.3
PRC agrees that, other than in connection with a refinancing of the 7.00% senior notes due 2023 issued by PBFH (the “2023 Notes”) or the 7.25% senior notes due 2025 issued by PBFH (the “2025 Notes” and, together with the 2023 Notes, the “Senior Notes”) or the issuance of notes to effectively replace the Senior Notes, it will not incur, create, assume or guaranty any Specified Indebtedness if, in connection with such incurrence, creation, assumption or guaranty or proposed incurrence, creation, assumption or guaranty of Specified Indebtedness, the ratings assigned to the Senior Notes, or any applicable refinancing of such notes, are (or would be) lower than B3 (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto) and B (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto), as rated by both such rating agencies.

For the purposes of the foregoing, “Specified Indebtedness” means: the (i) obligations described in clauses (a), (b) and (f) (but only with respect to such clause (f) for obligations of third parties that are not Affiliates of PRC and are secured as described in such clause (f)), in each case as set forth in the such clauses in the definition of “Indebtedness” in the Revolving Credit Agreement; and (ii) reimbursement obligations in respect of letters of credit, letters of guaranty, bankers’ acceptable and similar instruments; provided, however, that Specified Indebtedness shall not include in any event (i) Indebtedness (as defined in the Revolving Credit Agreement) and other obligations incurred in connection with the Specified Acquisition in an amount not to exceed $600 million of principal at any time outstanding plus interest, fees and other obligations and Liabilities with respect thereto and (ii) any reimbursement obligations relating to letters of credit (w) used in the ordinary course in connection with the purchase or financing of hydrocarbon assets (including feedstocks) or the transportation thereof, (x) used in connection with any hedging obligations (including commodities, currency and/or interest rate hedges) incurred in the ordinary course of

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business, (y) used in connection with self-insurance obligations, insurance premiums, workers’ compensation, unemployment insurance, performance of surety bonds, bankers’ acceptances, or the satisfaction of applicable legal or regulatory requirements (including in respect of environmental and other regulatory obligations, to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, or to secure liability for premiums to insurance brokers, carriers or insurance companies or (z) additional obligations incurred in the ordinary course of business in an amount not to exceed $100,000,000 of the face value of any such reimbursement obligations at any time outstanding.

17.4
Acknowledgement. PRC and Aron each acknowledge and agree that (1) each is a merchant of crude oil and petroleum products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of their respective business that are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued pursuant to or in connection with this Agreement, (2) neither PRC nor Aron has any fiduciary or trust obligations of any nature with respect to the other Party, or any of such Party’ Affiliates, (3) PRC and Aron may enter into transactions and purchase crude oil or petroleum products for their own account or the account of others at prices more favorable than those being paid by or to the other Party hereunder and (4) nothing herein shall be construed to prevent PRC or Aron, as applicable, or any of their partners, officers, employees or Affiliates, in any way, from purchasing, selling or otherwise trading in crude oil, petroleum products or any other commodity for their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transactions under this Agreement (such matters and activities conducted or engaged in by each Party as described in the foregoing clauses (1), (3) and (4), and including in any event any hedging activities on any Products and other hydrocarbon assets unrelated to the transactions set forth in this Agreement or the other Transaction Documents, together with any and all other business and activities conducted or engaged in by such Party that are unrelated to this Agreement, the other Transaction Documents, the Related Agreement and/or any Specified Transactions, being its respective “Outside Activities”).

17.5
Outside Activities. Each of PRC and Aron acknowledge and agree that (a) all of its respective Outside Activities are conducted at its sole discretion and solely for its own account, (b) as a consequence, each shall solely be responsible to retain and pay, discharge and perform as and when due all Liabilities with respect to its own respective Outside Activities and (c) to the fullest extent permitted by Applicable Law, it shall defend, indemnify and hold harmless the other Party and its Affiliates from and against any Liabilities incurred by such other Party or its Affiliates as a result of or related to such first Party’s respective Outside Activities.

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18.	TERMINATION EVENTS, DEFAULT & EARLY TERMINATION

18.1
Events of Default. Notwithstanding any other provision of this Agreement, the occurrence and continuance of any of the following events or circumstances shall constitute an “Event of Default” hereunder and under the Commodity Forward Agreement:

18.1.1
A Party fails to make a payment when due and payable under this Agreement within two Business Days following receipt of a written demand for payment by the other Party delivered in accordance with Section 24 hereof.

18.1.2
A Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any representation or warranty made or repeated, or deemed to have been made or repeated, by the Party in any material respect, or any representation or warranty proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement or any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten Business Days from the date that such Party receives written notice that corrective action is needed.

18.1.3
Other than a default more specifically described in this Section 18.1, a Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or breaches a material covenant required under this Agreement or any Transaction Document (other than Section 17.3.3 of this Agreement), which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (acting in good faith and in a commercially reasonable manner) within ten Business Days from the date that such Party receives written notice that corrective action is needed.

18.1.4	A Party or such Party’s Guarantor (or, in the case of PRC, PBF) becomes or is Bankrupt;

18.1.5
A Party’s Guarantor (i) fails to satisfy, perform or comply with any material obligation in accordance with its Guaranty in favor of the other Party (the “Receiving Party”) if such failure continues after any applicable grace or notice period, (ii) breaches any covenant or any representation or warranty proves to have been incorrect or misleading in any material respect under its Guaranty, which is not cured within any applicable grace or notice period, or (iii) repudiates, disclaims, disaffirms or rejects (in each case, in writing), in whole or part, any obligation under its Guaranty, or challenges the validity of its Guaranty (in each case, in writing);

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18.1.6
(i) Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under or any early termination of, that Specified Transaction, or (2) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf), provided, that the other Party shall first give notice thereof to such first Party, and such default or other applicable event is not cured (if capable of being cured) to the reasonable satisfaction of the other Party within five Business Days from the date that such Party receives such notice (it being acknowledged and agreed that the foregoing shall not alter or extend the applicable notice or grace period, if any, applicable to such Specified Transaction and that the foregoing five Business Day period applies only to the right of a Party to declare an Event of Default under this Section 18.1.6); or (ii) either Party or any Affiliate of such Party that is a party to any credit support document provided pursuant to the terms and conditions of this Agreement disaffirms, disclaims, repudiates or rejects, in whole or in part, such credit support document or its material obligations thereunder other than pursuant to the applicable terms and conditions thereof.

18.1.7
Any Lien (other than a Lien granted by Aron and other than inchoate tax Liens) is placed on any material portion of the Aron Inventory due to an act or with the consent of PRC. Upon the occurrence of such event, PRC shall be deemed to be a Defaulting Party hereunder and Aron shall be deemed to be the Performing Party.

18.1.8	A Party fails to provide adequate assurances in accordance with, and within the time periods set forth in, Section 13.6.

18.2
Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the events or circumstances specified in this Section 18.2 shall constitute an “Additional Termination Event” hereunder and under the Commodity Forward Agreement and, in each instance, PRC shall be deemed to be the “Affected Party” and Aron shall be deemed to be the Performing Party for purposes of determining the rights and remedies available to the Performing Party under Section 18.3.

18.2.1
Except in the case of any Refinery maintenance or turnaround, either (i) operations at the Refinery shall have ceased (other than as a result of a Force Majeure Event) for a period of at least 90 consecutive days or (ii) there occurs an inability to receive into, deliver Products out of or store Products (other than as a result of a Force Majeure Event) in the Tanks (taken as a whole) in any material respect for a period of at least 90 consecutive days.

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18.2.2	A Force Majeure Event affecting the Refinery has occurred and is continuing for a period of at least 90 consecutive days.

18.2.3
The obligations under any Credit Agreement have become due and payable (i) at their scheduled maturity and have not been repaid in full on or prior to such date (after giving effect to any grace or cure periods) or (ii) prior to their scheduled maturity as a result of the occurrence and continuance of an event of default thereunder and the acceleration of the scheduled maturity of such obligations.

18.2.4	An “Event of Default” exists with respect to DCRC or PBFH under the Related Agreement.

18.2.5
PRC or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the assets of the Refinery (provided that the foregoing event shall not constitute an Additional Termination Event if PRC has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 or 2.4 and complied with all applicable terms and conditions hereof in connection with exercising such right).

18.2.6
PBFH or PRCLLC (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another person (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii)(A) the successor resulting from any such consolidation, amalgamation or merger or the person that otherwise acquires all or substantially all of the assets of PBFH or PRCLLC does not assume, either by operation of law or without amendment or modification of the applicable Transaction Documents (other than any amendments or modifications that are ministerial in nature), all of PRC’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee person, taking into account any guaranties, is materially weaker than PRC immediately prior to the consolidation, amalgamation, merger or transfer (provided that the foregoing event shall not constitute an Additional Termination Event if PRC has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 or 2.4 and complied with all applicable terms and conditions hereof in connection with exercising such right).

18.2.7
A Change of Control with respect to PBF (provided that the foregoing event shall not constitute an Additional Termination Event if PRC has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 or 2.4 and complied with all applicable terms and conditions hereof in connection with exercising

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such right); provided that any Early Termination Date designated by Aron as a result of such occurrence shall occur no earlier than the effective date of such Change of Control event.

18.2.8
The Intercreditor Agreement ceases to be in full force and effect or the “Revolving Agent” (as defined therein) repudiates, disclaims, disaffirms or rejects (in each case, in writing), in whole or part, any of its material obligations thereunder or challenges the validity thereof (in each case, in writing).

18.2.9	At any time the terms and conditions of Section 17.3.3 shall not have been satisfied.

18.3
Remedies Generally. Notwithstanding any other provision of this Agreement or any Specified Transaction, upon the occurrence and continuance of an Event of Default with respect to a Party (such Party referred to as the “Defaulting Party”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Affected Party, the other Party in each case (the “Performing Party”) may, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities, do any or all of the following:

18.3.1
suspend its performance under this Agreement and the Commodity Forward Agreement, including any Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party or Affected Party (except that in the case of any Event of Default under Section 18.1.4, all such performance under this Agreement and the Commodity Forward Agreement shall automatically and without any such notice be suspended);

18.3.2
declare all or any portion of the Defaulting Party’s or Affected Party’s, as applicable, obligations under this Agreement (including without limitation any Specified Early Termination Fee or Early Termination Fee) and the Commodity Forward Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party or Affected Party, as applicable (except that in the case of any Event of Default under Section 18.1.4, all such obligations shall automatically and without any such declaration become forthwith due and payable);

18.3.3
upon written notice to the Defaulting Party or the Affected Party, specify a date (the “Early Termination Date”) on which to terminate this Agreement (except that in the case of any Event of Default under Section 18.1.4, this Agreement and the Commodity Forward Agreement shall automatically and without any such notice be terminated);

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18.3.4	terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement;

18.3.5	close out any Specified Transactions pursuant to Section 18.4;

18.3.6	determine the Settlement Amount pursuant to Section 18.5;

18.3.7	determine the Termination Amount as provided in Section 18.6; and

18.3.8	exercise any rights and remedies provided or available to the Performing Party under this Agreement or at law or equity, including such remedies as provided for under the UCC.

18.4
Export of Defaults to and Liquidation of Specified Transactions. If the Performing Party gives written notice to the Non-Performing Party pursuant to Section 18.3.3 declaring an Early Termination Date (or, if applicable, such Early Termination Date automatically occurs), the occurrence thereof shall constitute a material breach and an event of default, howsoever described, under all Specified Transactions by the Non-Performing Party, and the Performing Party may, by giving notice to the Non-Performing Party, designate an early termination date (which shall be no earlier than the Early Termination Date) for all Specified Transactions and, upon such designation, terminate, liquidate, accelerate and otherwise close out all Specified Transactions that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Specified Transactions may not be liquidated and terminated under Applicable Law on such Early Termination Date, as soon thereafter as is reasonably practicable in which case the actual termination date for such Specified Transactions will be the Early Termination Date, subject to the final sentence of this Section 18.4. In such event, the Performing Party shall calculate the payments due upon early termination of such Specified Transactions in accordance with the terms set forth in such Specified Transactions and in a commercially reasonable manner and without duplication of any amounts payable pursuant to Section 18.5, which shall be aggregated or netted to a single liquidated amount (the “Specified Transaction Close-Out Amount”) and paid pursuant to the terms of such agreements, or, if no payment date is specified, on the payment date specified in Section 18.7. In determining the Specified Transaction Close-Out Amount the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Non-Performing Party under this Agreement or any Specified Transaction. Notwithstanding the foregoing, in lieu of closing out, liquidating and terminating such Specified Transactions, to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit the Non-Performing Party to assume the Performing Party’s obligations under such Specified Transactions upon commercially reasonable terms.

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18.5	Determination of Settlement Amount in the Event of Early Termination.

18.5.1
Notwithstanding any other provision of this Agreement, if the Performing Party terminates this Agreement pursuant to Section 18.3.3 (or, if applicable, such termination automatically occurs), the Performing Party shall have the right, immediately and for 60 days thereafter, to terminate any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document and, subject to Section18.5.2, to liquidate and terminate any or all rights and obligations under this Agreement; provided that, in the event Aron is the Performing Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all of the Aron Inventory (but in any event within 60 days thereafter); and provided further that such 60 day period shall be extended to the extent that the Performing Party is subject to or required to comply with the order of any court of competent jurisdiction that limits its ability to exercise such rights or remedies or if the exercise of such rights or remedies is impracticable due to circumstances beyond the Performing Party’s reasonable control (which, with the exercise of due diligence, such Party cannot avoid or overcome). The “Settlement Amount” shall mean (A) the amount, expressed in U.S. Dollars, of all actual, reasonable losses and costs that are incurred by the Performing Party (expressed as a positive number) or gains that are realized by the Performing Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement other than the rights and obligations arising under the Commodity Forward Agreement, plus (B) at the election of the Performing Party, the Commodity Forward Settlement Amount. In determining the Settlement Amount, the Performing Party shall be entitled to take into account (without duplication): (w) for any Specified Period designated by PRC or otherwise established pursuant to the provisions of Schedule F prior to the Early Termination Date that ends after such Early Termination Date, the net present values as of the Early Termination Date of the Inventory Intermediation Roll Fees that would have become due as of the end of such Specified Period absent the early termination (where the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), (x) all Specified Unwind Costs (as determined with respect to all Corresponding Futures and aggregated into a net amount), (y) the actual, reasonable losses and costs (or gains) incurred or realized by the Performing Party to the extent it elects to dispose of any Product inventories maintained for purposes of this Agreement and (z) if such termination occurs prior to December 31, 2021 and Aron is the Performing Party, the amount of the Specified Early Termination Fee or Early Termination Fee that would have been payable to Aron pursuant to Section 3.8.7 or 3.8.8, respectively (if any), as a result of an early termination under Section 2.3 or 2.4 of this Agreement, except

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that if such termination occurs prior to June 30, 2020 the Specified Early Termination Fee shall be calculated in the same manner as under Section 3.8.7 except that the Default Early Termination Margin shall be used in place of the Specified Early Termination Margin.; provided further that if the Performing Party elects that the Commodity Forward Settlement Amount shall not be included in the determination of the Settlement Amount, the Commodity Forward Settlement Amount and the Settlement Amount shall each become due at the same time pursuant to Section 18.3. . If the Settlement Amount is a positive number it shall be due to the Performing Party and if it is a negative number, the absolute value thereof shall be due to the Non-Performing Party and the Commodity Forward Settlement Amount, if not included in the Settlement Amount, if a positive number shall be due to the Performing Party and if a negative number, the absolute value thereof shall be due to the Non-Performing Party.

18.5.2
The Settlement Amount and the Commodity Forward Settlement Amount shall be determined by the Performing Party, acting in good faith, in a commercially reasonable manner, based on the applicable liquidated and terminated rights and obligations and shall be payable by one Party to the other. The Performing Party shall determine the Settlement Amount and the Commodity Forward Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Performing Party is not required to effect such terminations and/or determine the Settlement Amount and/or the Commodity Forward Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount and/or the Commodity Forward Settlement Amount over a commercially reasonable period of time (but in any event within 60 days thereafter, subject to extension of such 60 day period on the same basis as the 60 day period referred to in Section 18.5.1 may be extended thereunder). In calculating the Settlement Amount and the Commodity Forward Settlement Amount, the Performing Party shall discount to present value (in a commercially reasonable manner based on LIBOR) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.

18.5.3
For purposes of this Agreement, (i) “Commodity Forward Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Performing Party (expressed as a positive number) or gains that are or would be realized by the Performing Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations (assuming the satisfaction of the condition precedent in Section 18.5.4 below) under

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the Commodity Forward Transactions, including (without duplication) all Specified Unwind Costs (as determined with respect to all Corresponding Futures and aggregated into a net amount), and (ii) “Commodity Forward Transaction” means any transaction entered into between Aron and PRC under this Agreement that is a forward agreement within the meaning of §101(53)(B) of the Bankruptcy Code.

18.5.4
Aron and PRC agree that (i) each Commodity Forward Transaction, the rights and obligations thereunder, and the provisions set-out in this Agreement relating to the termination of those Commodity Forward Transactions upon an Event of Default or Additional Termination Event and the determination and payment of the resulting Commodity Forward Settlement Amount shall be deemed to form a separate single agreement between Aron and PRC (the “Commodity Forward Agreement”), and without such agreement each such party would not otherwise enter into any Commodity Forward Transaction; and (ii) each obligation of each party under a Commodity Forward Transaction is subject to the condition precedent that no Event of Default pursuant to Section 18.1.4 has occurred and is continuing.

18.6
Determination of the Termination Amount in the Event of Early Termination. The amount payable in respect of early termination due to an Event of Default shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “Termination Amount”) owing from one Party to the other Party:

18.6.1	the Settlement Amount;

18.6.2	the Specified Transaction Close-Out Amount as determined pursuant to Section 18.4;

18.6.3
the amount of any performance assurance, credit support or collateral provided by or on behalf of PRC under any Specified Transaction held by Aron at the Early Termination Date, which shall be applied as a credit to PRC;

18.6.4
without duplication, all actual out-of-pocket losses, damages and expenses reasonably and necessarily incurred by the Performing Party as a result of the termination and liquidation of this Agreement, in each case including reasonable (i) attorneys’ fees, (ii) court costs, (iii) collection costs, (iv) interest charges and (v) other reasonable disbursements; and

18.6.5	all Unpaid Amounts, including any purchase value for Product that has not yet been paid;

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provided that, if the Performing Party has elected that the Commodity Forward Settlement Amount not be included in the Settlement Amount, then the Performing Party may also elect whether to include the Commodity Forward Settlement Amount in the Termination Amount and if the Performing Party elects not to include the Commodity Forward Settlement Amount in the Termination Amount, then payment of the Commodity Forward Settement Amount shall be due concurrently with payment of the Termination Amount under Section 18.7 and shall if the Performing Party owes the Commodity Forward Settlement Amount, then it shall pay such amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Transactions and its rights of close-out and setoff under Section 18.9.

18.7
Payment of Termination Amount. The Performing Party shall notify the Non-Performing Party of the Termination Amount due from or due to such Party. If the Non-Performing Party owes the Termination Amount to the Performing Party, the Non-Performing Party shall pay the Termination Amount on the second Business Day after it receives the statement. If the Performing Party owes the Termination Amount to the Non-Performing Party, the Performing Party shall pay the Termination Amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Transactions and its rights of close-out and setoff under Section 18.9.

18.8
Certain Rights of Aron as Performing Party. Without limiting any other rights or remedies hereunder, if Aron is the Performing Party, Aron may, in its commercially reasonable discretion, (i) withdraw from storage any and all of the Products then in the Included Locations, (ii) otherwise arrange for the disposition of any Products then in the Included Locations and (iii) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and apply and set off such credit support, margin or collateral or the proceeds thereof against any obligation owing by PRC to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. PRC shall in all events remain liable to Aron for any amount payable by PRC in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.

18.9
Setoff Rights of Performing Party. If the Performing Party elects to designate an Early Termination Date under Section 18.3.3, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Non-Performing Party), to setoff against the Termination Amount (whether such Termination Amount is payable to the Performing Party or to the Non-Performing Party) any other amounts payable under any agreements between the Non- Performing Party and the Performing Party (whether or not matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that the Termination Amount is so set off, the Termination Amount and other amounts will be discharged promptly and in all respects. The Performing Party will give at

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least one Business Day’s prior written notice to the other Party of any set-off effected under this Section 18.9.

18.10
Non-Exclusive Remedies. The Performing Party’s rights under this Section 18 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, Lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Termination Event has occurred and is continuing.

18.11
Indemnification. The Non-Performing Party shall reimburse the Performing Party for its reasonable costs and expenses, including reasonable attorneys’ fees, actually incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Non-Performing Party. The Non-Performing Party shall indemnify and hold harmless the Performing Party for any reasonable damages, losses and expenses actually incurred by the Performing Party as a result of any Termination Event.

18.12	U.S. Resolution Stay Provisions.

18.12.1	Recognition of U.S. Special Resolution Regimes.

18.12.1.1
In the event that Aron becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Aron of this Agreement, the Step-in Bill of Sale and the Step-out Bill of Sale and obligation in or under, and any property securing, this Agreement or any other Transaction Document, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, the Step-in Bill of Sale, the Commodity Forward Agreement and, if in effect, the Step-out Bill of Sale (collectively, the “Safe Harbor Agreements”), and any interest and obligation in or under, and any property securing, the Safe Harbor Agreements were governed by the laws of the United or a state of the United States.

18.12.1.2
In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under any Safe Harbor Agreement that may be exercised against Aron are

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permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if a Safe Harbor Agreement were governed by the laws of the United States or a state of the United States.

18.12.2
Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that:

18.12.2.1
In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, PRC shall not be permitted to exercise any Default Right with respect to a Safe Harbor Agreement or any Credit Enhancement, in each case, that is related, directly or indirectly, to an Affiliate of Aron becoming subject to any insolvency or liquidation proceeding, except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

18.12.2.2
In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, nothing in any Safe Harbor Agreement shall prohibit the transfer of any Credit Enhancement, any interest or obligation in or under such Credit Enhancement, or any property securing such Credit Enhancement, to a transferee upon or following an Affiliate of Aron becoming subject to an insolvency or liquidation proceeding, unless the transfer would result in PRC being the beneficiary of such Credit Enhancement in violation of any law applicable to PRC.

18.12.3
U.S. Protocol. If the DCR adheres to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), after the Commencement Date, the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 18.12.

18.12.4	For purposes of this Section 18.12, the term “Affiliate” shall mean “Affiliate” as defined in, and interpreted in accordance with 12 U.S.C. §1841(k).

19.	INDEMNIFICATION & CLAIMS

19.1
To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including the indemnification provisions in Section 21.2 and subject to Section 14), PRC shall defend, indemnify and hold harmless

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Aron, its Affiliates and their Representatives, agents and contractors from and against any Liabilities (i) caused by PRC or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of Aron or its Representatives, agents or contractors or (ii) arising from or attributable to the actual or alleged presence or release of Hazardous Substances in connection with the performance or non-performance of the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the performance or non-performance of the Transaction Documents or the transactions contemplated thereby that is not caused the negligence or willful misconduct of Aron, its Affiliates, or their Representatives, agents or contractors.

19.2
To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including the indemnification provisions in Section 21.2 and subject to Section 14), Aron shall defend, indemnify and hold harmless PRC, its Affiliates and their Representatives, agents and contractors from and against any Liabilities caused by Aron or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of PRC or its Representatives, agents or contractors.

19.3
In addition to the indemnification obligations set forth in Sections 19.1 and 19.2 and elsewhere in this Agreement (except as set forth in the indemnification provisions in Section 21.2, and subject to Section 14), each Party (referred to as the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”), its Affiliates and their Representatives, agents and contractors harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Product or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) the Indemnifying Party’s representations, covenants or warranties made herein having been proven to be to be materially incorrect or misleading when made.

19.4
The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

19.5
Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all

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reasonable assistance requested by the other in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing. Furthermore, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to the entry of any judgment, which (i) does not include as a term thereof the giving by the claiming party or the plaintiff to the Indemnified Party of an unconditional release from all Liability in respect of such claim, (ii) grants non-monetary relief to the claiming party or the plaintiff or (iii) involves an admission of liability or guilt by the Indemnified Party.

20.	LIMITATION ON DAMAGES

20.1
Unless otherwise expressly provided in this Agreement, the Parties’ Liability for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

21.	INFORMATION & INSPECTION RIGHTS

21.1
Audit Rights. Upon the reasonable request of either Party, the other Party shall provide the requesting Party with copies of all relevant documents and records in its possession that reasonably relate to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement. The provisions of this Section 21 shall survive the termination of this Agreement for 18 months.

21.2
Right to Physical Inspection. From time to time during the Term, Aron shall have the right, at its own cost and expense, to have an Independent Inspector or its Representatives conduct surveys and inspections of any of the Tanks or facilities at the Refinery that are used to handle, store or transfer the Product from the Refinery process units to the Tanks, and to observe any Product transfer, handling, metering or related activities (including any aspects of the Volume Determination Procedures applied by PRC pursuant to Sections 6.3 and 9.5); provided that such surveys, inspections and observations shall be made during normal working hours, be subject to the Refinery’s security, safety and other rules and procedures, and be upon reasonable notice and not disrupt the Refinery’s normal operations. PRC agrees to provide Aron’s Independent Inspector and other Representatives with reasonable rights of access to and egress from the Tanks by crossing over, around and about the Facility in connection with this Section 21.2. Aron, when undertaking such survey,

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inspection or observation, either with its own personnel or a contractor or other Representative, shall be responsible for such personnel, contractor or Representative and PRC shall have the right, but not the obligation, to accompany such person at all times while at the Refinery. Neither Aron nor its Representatives may conduct any sampling, boring, drilling, probing, digging or other invasive investigative activity or inspections (other than a visual inspection) and none may operate any equipment or machinery or conduct any testing of the same in the course of such inspection. Aron (on behalf of Aron, its Affiliates and their Representatives, agents and contractors), to the fullest extent permitted by Applicable Law, hereby releases PRC, its Affiliates and their Representatives, agents and contractors from, and agrees to indemnify, defend and hold harmless PRC from any Liabilities, whether incurred by PRC or any of its parent entities, subsidiaries or Affiliates, directly or indirectly, including for (i) personal injuries to Aron’s and its Affiliate’s Representatives, agents and contractors and/or (ii) damages to the property of Aron’s and its Affiliate’s Representatives, agents and contractors, to the extent relating to, arising out of or connected with, directly or indirectly, Aron’s survey, inspection or observation of the Refinery and Tanks or Aron Representatives’ travel to or from or presence at the Refinery and Tanks in connection with this Agreement, even if such indemnified event relates to, arises out of or in connection with the active or passive, sole, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), violation of law or other fault of any of the aforesaid indemnified parties, or any pre-existing defect, except as prohibited by Applicable Law.

21.3
Disputes Regarding Volume Determination Procedures. If a Party in good faith believes that the Volume Determination Procedures have not been applied correctly, including based on the report of any Independent Inspector, the disputing Party shall provide written notice stating the reasons why the Volume Determination Procedures were applied incorrectly, along with supporting documentation, and the Parties shall thereafter reasonably cooperate in order to resolve the dispute, including considering the report of any Independent Inspector, if applicable. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

22.	GOVERNING LAW & DISPUTES

22.1
Dispute Resolution. In the event the Parties are unable to resolve any claim, dispute or controversy regarding this Agreement or any matters arising in connection therewith, prior to initiating any arbitration or litigation as permitted herein, a Party shall refer the matter to a senior representative of such Party. Upon such referral, senior representatives of the Parties having authority to resolve the matter shall meet at a mutually acceptable time and place within ten days thereafter in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representative at least three Business Days’ prior notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such

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ten-day period or if the senior representatives are unable to resolve the dispute, then, following the expiration of such ten-day period, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder available to it, subject in any event to the remainder of this Section 22.

22.2	Governing Law.

22.2.1
General Governing Law. Other than as set forth in Section 22.2.2, this Agreement and all matters arising in connection therewith, including validity and enforcement, contractual matters (except as otherwise set forth in Section 22.2.2) and any contractual payments owed hereunder, shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. As to this Section 22.2.1:

22.2.1.1	Disputes involving amounts in controversy less than $1,000,000 shall be resolved by one arbitrator pursuant to Section 22.4.

22.2.1.2	Disputes involving amounts in controversy of $1,000,000 or more, but less than $2,500,000 shall be resolved by three arbitrators pursuant to Section 22.4.

22.2.1.3
As to matters involving amounts in controversy of $2,500,000 or more, each Party hereby submits itself to the exclusive jurisdiction of (i) any federal court of competent jurisdiction situated in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum, or (ii) if any such federal court declines to exercise or does not have jurisdiction, any Delaware state court in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum.

22.2.2
Governing Law Exceptions. As to claims for personal injury and any claims directly or indirectly based on torts, personal injury, environmental claims and any and all claims in respect of indemnities and releases of claims among the Parties hereunder relating to any claims brought by any party other than PRC, Aron and their respective Affiliates or any Governmental Authority, this Agreement and all matters arising in connection therewith, shall be governed by, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to its conflicts of laws principles that would result in the application of a different law. As to this Section 22.2.2, each Party hereby submits itself to the exclusive jurisdiction of (i) any federal court of competent jurisdiction situated in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum, or (ii) if any such federal

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court declines to exercise or does not have jurisdiction, any Delaware state court in the City of Wilmington, Delaware and agrees not to contest the laying of venue in such forum.

22.3
EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE JURISDICTION OF ANY COURT PURSUANT TO THIS SECTION 22 OR TO THE VENUE THEREIN OR ANY CLAIM OF INCONVENIENT FORUM OF SUCH COURT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

22.4
Arbitration. Any dispute governed by Section 22.2.1.1 or 22.2.1.2 shall be resolved exclusively through final and binding arbitration using a single arbitrator, as to Section 22.2.1.1, or three arbitrators, as to Section 22.2.1.2, applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Agreement shall control.

22.4.1	Arbitration must be initiated within the time period allowed by the applicable statute of limitations.

22.4.2
As to Section 22.2.1.1, if the Parties are unable to jointly select an arbitrator within 30 days following the initiation of the dispute, the AAA will name the arbitrator within 30 days after expiration of such period. The Parties each shall pay one-half of the compensation and expenses of the arbitrator(s).

22.4.3
As to Section 22.2.1.2, the initiating Party’s notice shall identify the arbitrator such Party is appointing. The responding Party shall respond within 30 days after receipt of such notice, identifying the arbitrator such Party is appointing. If such Party does not name an arbitrator within the 30 days, the AAA will name the arbitrator for such Party within 30 days after expiration of such period. The two arbitrators so appointed or named shall select a third arbitrator within 30 days after the second arbitrator has been appointed or named. If the two appointed or named arbitrators cannot reach agreement upon the third arbitrator within the 30 day period, the AAA shall promptly name an independent arbitrator to act as the third arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators.

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22.4.4
All arbitrators must (i) be neutral persons who have never been officers, directors, employees or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute.

22.4.5	The location of all arbitration proceedings shall be the City of Wilmington, Delaware.

22.4.6
The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than $1,000,000 the hearing shall commence as promptly as practicable after the selection of the arbitrator. If the amount in controversy is equal to or exceeds $1,000,000, the hearing shall commence at such time as agreed to by the Parties and the arbitrators but no later than three months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed to by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy that is equal to or in excess of $1,000,000 shall be treated as a large, complex commercial case as per the AAA Rules.

22.4.7
Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Agreement, including the exclusion of consequential, incidental, exemplary, special, indirect and punitive damages set forth in Section 20.

22.4.8	The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any dispute pursuant to this Section 22.4.

22.5
Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, without prejudice to Section 18, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.

23.	ASSIGNMENT

23.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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23.2
PRC shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron, except as set forth in Section 23.4 and 23.5. Aron shall not assign this Agreement or its rights or interests hereunder, directly or indirectly, through consolidation, amalgamation, merger or transfer, by operation of law or otherwise, in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of PRC, except that Aron may, without PRC’s express written consent, assign and delegate all of Aron’s rights and obligations hereunder to any Affiliate of Aron; provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc.

23.3
If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement unless the Parties otherwise agree in writing.

23.4
Either Party may create a security interest in (but may not otherwise assign any interest in) its receivables under this Agreement as to a third party without the consent of the other Party; provided that no such security interest shall impair or limit any rights or remedies of the other Party hereunder, including any rights of setoff, recoupment or counterclaim.

23.5
PRC may assign its rights and obligations under this Agreement to any and all lenders, security, note or bond holders, lien holders, investors, equity providers and other persons providing any interim or long term equity or debt financing, refinancing or recapitalization for the Refinery, their successors and assigns and any trustees or agents acting on their behalf. Additionally, if PRC wishes to assign (i) its rights and obligations under this Agreement, (ii) any Specified Transactions or (iii) any assets, including the Refinery and/or the Tanks, related to this Agreement to a master limited partnership that is an Affiliate of PRC, Aron agrees that it will cooperate with PRC in good faith and in a commercially reasonable manner to accommodate such assignment on terms that preserve for Aron, in all material respects, the economic and legal substance of the transactions contemplated by this Agreement and the Transaction Documents.

23.6
Any prohibited assignment in violation of this Section 23 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

24.	NOTICES

24.1
Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, except to the extent specifically provided otherwise herein, must be (i) in writing and (ii) given by personal delivery, overnight courier, facsimile or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to such Party at its address or

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facsimile number set forth on Schedule K, or at such other address as either Party may have furnished to the other by notice given in accordance with this Section 24.1. Other than notices relating to a Termination Event, termination of this Agreement, indemnification, assignment and disputes, notice may also be given by electronic mail at such e-mail address as is typically used for such type of matter in the conduct of the recipient’s business. Any notice delivered or made by personal delivery, overnight courier, facsimile or U.S. mail shall be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile deliver or the registry or certification receipt for registered or certified mail.

25.	NATURE OF THE TRANSACTION & RELATIONSHIP OF THE PARTIES

25.1
Neither this Agreement nor any other Transaction Document or transaction under any of them, nor the performance by the Parties of their respective obligations under this Agreement, any other Transaction Document or any transaction shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder and nothing herein shall be construed to make a Party, or any employee or agent of such Party, an agent or employee of another Party. No Party shall have any authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to bind another Party as its agent or otherwise.

26.	CONFIDENTIALITY

26.1
This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the other Party or its Representatives are confidential (collectively, “Confidential Information”), which obligation supersedes in all respects the Mutual Confidentiality Agreement dated as of April 18, 2013 by and between Aron and PBFH (the “Confidentiality Agreement”). Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other Party that it uses to preserve its own confidential information, and in no event less than commercially reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 26.1 or any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other Party or its credit support provider in making such disclosure or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This

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Section 26.1 shall remain in effect for two years following the termination of this Agreement.

26.2
In the case of disclosure covered by clause (ii) of Section 26.1, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure (provided that the disclosing Party shall not be required to waive any attorney-client or work product privilege) and shall use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.

27.	CHANGE IN LAW

27.1
Each Party shall make reasonable efforts to monitor any proposed Change in Law that may reasonably be expected to have an impact on Aron’s ability to perform any of its obligations under any of the Aron Hedges in a commercially reasonable manner and shall promptly notify the other Party upon becoming aware of any such proposed Change in Law. Such notice shall identify the proposed Change in Law and set out in reasonable detail the effects the notifying Party anticipates such Change in Law would have upon such performance of any such Aron Hedges if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Change in Law. If a Change in Law results or would result in a Party (the “Adversely Affected Party”): (a) violating any Applicable Law in connection with its performance of any of the Aron Hedges, (b) incurring Taxes, Liabilities or other sanctions of a monetary nature in excess of $1,000,000 per annum solely as a result of such Party’s performance of the Aron Hedges, in each case the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change in Law by providing written notice (a “Change in Law Notice”) to the other Party (the “Non-Affected Party”). Within seven Business Days of receipt of a Change in Law Notice, the Parties shall meet in good faith with a view to identifying any steps (“Consequential Steps”) that would alleviate the effects of the relevant Change in Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental losses incurred by the Adversely Affected Party or the amendment of any Transaction Document. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and Liabilities) existing between the Parties under this Agreement as of the Effective Date. In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 Business Days of receipt by the Non-Affected Party of the Change in Law Notice, either Party may terminate this Agreement by giving the other Party 30 Business Days advance notice of such termination.

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28.	MISCELLANEOUS

28.1
Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement or any of the other Transaction Documents in respect of transactions entered into up to and including the date of termination or expiration of this Agreement. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination shall continue in full force and effect notwithstanding termination of this Agreement.

28.2	Entire Agreement; Amendments.

28.2.1
This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Effective Date; provided, however, that nothing in this Agreement shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any Specified Transaction (whether entered into prior to, on or after the Effective Date) regarding the collection and determination of margin and collateral, the exporting or importing of events of default, termination events or the netting and setting off of amounts due.

28.2.2
Subject to Section 28.2.3, this Agreement may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

28.2.3
The parties may from time to time remove a Product from, add a Product to or modify a Product on Schedule A (each, a “Product Change”) or remove a Tank from Schedule B or add a removed Tank back to Schedule B (each, a “Tank Status Change”) in accordance with the following procedures:

(a) Each Product Change or Tank Status Change shall be evidenced by an exchange of emails between the parties which shall specifically reference (i) in the case of a Product Change, the Product being removed, added or modified, the effective date of such Product Change and, if such Product Change is known to be temporary, the date or expected date as

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of which such Product Change is to end and (ii) in the case of a Tank Status Change, the Tank, indicate the nature of the Tank Status Change (i.e., whether it is being removed from or added to Schedule B), the effective date of such Tank Status Change and, if such Tank Status Change is known to be temporary, the date or expected date as of which such Tank Status Change is expected to end (it being acknowledged that such expected date is merely for informational purposes). Either party may initiate this email exchange, but such email exchange shall only be effective to bind the parties once the second party has responded via email in a manner sufficient to confirm its agreement to the Product Change or Tank Status Change reflected in the initial email. Any matter other than a Product Change or Tank Status Change that is addressed or discussed in any such email communications shall not be binding on the parties.
(b) An exchange of emails complying with the terms of this Section 28.2.3 shall (notwithstanding anything to the contrary herein) constitute an amendment of Schedule A or B as applicable with respect to the relevant Product or Tank.
(c) Whenever, as a result of any Tank Status Change effected in accordance with the foregoing procedures, a Tank is (i) included on Schedule B, it shall constitute an Included Location for purposes of the Agreement or (ii) excluded from such Schedule B, it shall cease to constitute an Included Location for purposes of the Agreement, in each case as of the relevant effective date

28.3
Severability. If at any time any court of competent jurisdiction declares that any provision of this Agreement is or any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will be affected or impaired in any way. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.

28.4
Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right, power or remedy prevent any further or other exercise or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies. Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

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28.5	Time Is of the Essence. Time shall be of the essence for this Agreement with respect to all aspects of each Party’s performance of its obligations under this Agreement.

28.6
No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.

28.7
Announcements. At no time during the Term of this Agreement, and for a period of two years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Party, except as may be required by Applicable Law or applicable stock exchange rules or requirements or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:

28.7.1
use all reasonable efforts to notify the other Party of the content of such announcement at least three Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

28.7.2	take the other Party’s comments on the proposed announcement into account as is reasonable under the circumstances, provided such comments are received within two Business Days of the notification.

28.8
Expenses. Each Party shall pay its own costs, fees and expenses, including attorneys’ fees, incurred by such Party in connection with the Transaction Documents and any costs, fees and expenses incident to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated thereunder.

28.9
Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative.

J. ARON & COMPANY LLC

By:	/s/ Joram Cukierman
	Name:	Joram Cukierman

PAULSBORO REFINING COMPANY LLC

By:	/s/ Thomas O'Connor
	Name:	Thomas O'Connor
	Title:	Senior Vice President, Commercial

PBF HOLDING COMPANY LLC

By:	/s/ Thomas O'Connor
	Name:	Thomas O'Connor
	Title:	Senior Vice President, Commercial

[Signature Page to Paulsboro Inventory Intermediation Agreement]
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SCHEDULE A
Products List
PBF Corporate Standard	Product Group
CGO	Distillate
Diesel-Strtrun	Distillate
Distillate Blendstk	Distillate
HCO	Distillate
JET A	Distillate
Jet A FTZ	Distillate
Kerosene	Distillate
Kerosene ULS	Distillate
Kerosene-Strtrun	Distillate
Kerosene-Strtrun Receipts	Distillate
LCO	Distillate
LCO Receipts	Distillate
LGO	Distillate
LGO Receipts	Distillate
No 2 HO	Distillate
No 2 HO 2000 UD	Distillate
No 2 LSD 500	Distillate
No 2 LSHO 500	Distillate
No 2 ULSD	Distillate
No 2 LSHO 500 UD	Distillate
No 2 ULSD 15	Distillate
No 2 ULSD 15 Exp	Distillate
No 2 ULSHO 15	Distillate
Untreated Dist Blendstk	Distillate
ALKYLATE	Gasoline
Alkylate Receipts	Gasoline
CBOB Prm	Gasoline
CBOB Prm 12.9#	Gasoline
CBOB Prm 13.5#	Gasoline
CBOB Prm 14.5#	Gasoline
CBOB Prm 15.0#	Gasoline
CBOB Prm 7.8#	Gasoline
CBOB Prm 9.0#	Gasoline
CBOB Reg	Gasoline

CBOB Reg 10.0#	Gasoline
CBOB Reg 12.9#	Gasoline
CBOB Reg 13.5#	Gasoline
CBOB Reg 14.5#	Gasoline
CBOB Reg 15.0#	Gasoline
CBOB Reg 7.8#	Gasoline
CBOB Reg 9.0#	Gasoline
CBOB Reg 11.5#	Gasoline
Cnv Reg	Gasoline
Gasoline Blendstk	Gasoline
Gasoline Blendstk Receipts	Gasoline
Gasoline-Cat	Gasoline
Gasoline-Hvy Cat	Gasoline
Gasoline-Lt Cat	Gasoline
Gasoline-Lt Strtrun	Gasoline
Gasoline-Poly	Gasoline
Naphtha	Gasoline
Naphtha Shipments	Gasoline
Naphtha-Hvy Cat	Gasoline
Naphtha-Hvy Coker	Gasoline
Naphtha-Lt Cat	Gasoline
PBOB Prem	Gasoline
PBOB Prm	Gasoline
PBOB Prm 11.5#	Gasoline
PBOB Prm 13.5#	Gasoline
PBOB Prm 15.0#	Gasoline
PBOB Prm V1	Gasoline
PBOB Prm V2	Gasoline
Raffinate	Gasoline
RBOB Reg	Gasoline
RBOB Reg	Gasoline
RBOB Reg 11.5#	Gasoline
RBOB Reg 13.5#	Gasoline
RBOB Reg 15.0#	Gasoline
RBOB Reg Vl	Gasoline
RBOB Reg V2	Gasoline
REFORMATE	Gasoline

Reformate Receipts	Gasoline
Reformate-Hvy	Gasoline
Reformate-Lt	Gasoline
Untreated Gasoline Blendstk	Gasoline
318 Furf Ext	Lube
339 Furf Ext	Lube
Lube Basestock	Lube
Lube Basestock - VP	Lube
Lube Distillate	Lube
Lube Extract	Lube
Lube Raffinate	Lube
Lube Stocks	Lube
LUBEEXT-130	Lube
STK 318	Lube
STK 339	Lube
STK 345	Lube
STK 6154	Lube
STK 6154T	Lube
STK 6336	Lube
STK6051	Lube
STK6287	Lube
STK6329EXP	Lube
ValAro 100	Lube
ValAro 130A	Lube
ValAro 165NC	Lube
ValAro 220	Lube
ValAro 45	Lube
ValAro 500NC	Lube
ValAro 700NC	Lube
VP 100	Lube
VP 150BS	Lube
VP 165	Lube
VP 200	Lube
VP 230i	Lube
VP 250	Lube
VP 300	Lube
VP 300i	Lube

VP 325	Lube
VP 330i	Lube
VP 340i	Lube
VP 350	Lube
VP 350i	Lube
VP 400i	Lube
VP 500	Lube
VP 500i	Lube
VP 600i	Lube
VP 610	Lube
VP 700	Lube
VP 850M	Lube

Schedule B
Tank List
Effective Date August 2, 2019
Tank List	Typical Contents
T3	Lube Distillate
T93	Lube Raffinate
T368	Lube Raffinate
T398	Lube Distillate
T557	Kerosene
T558	Light Gas Oil
T593	Lube Base Oil - STK 6154
T634	ValAro 100
T635	ValAro 130A
T636	ValAro 45
T670	Lube Raffinate
T724	Reformate
T725	Alkylate
T756	ValAro 45
T766	ValAro 700NC
T802	Alkylate
T839	Lube Base Oil - STK 345
T840	Lube Base Oil - STK 345
T883	Lube Base Oil - STK 6154
T935	Lube Raffinate
T936	Lube Raffinate
T939	Lube Base Oil - STK 318
T1021	Lube Base Oil - STK 339
T1022	Lube Base Oil - STK 339
T1024	Lube Base Oil - STK 339
T1028	Light Gas Oil
T1063	RBOB Unl Reg 15.0# RVP
T1064	CBOB Unl Reg 14.5# RVP
T1065	RBOB Unl Reg 13.5# RVP
T1066	RBOB Unl Reg 13.5# RVP
T1115	Naphtha-Lt Cat
T1116	Light Straight Run Gasoline
T1131	Lube Base Oil - STK 6336
T1425	Lube Base Oil - STK 6336
T1427	Lube Base Oil - STK 6336
T1428	Lube Base Oil - STK 6336
T1537	Lube Base Oil - VP 850M
T1886	Lube Distillate
T1887	Lube Distillate
T1891	Lube Distillate
T1892	Lube Distillate

T1898	Lube Base Oil - STK 6336
T1899	Lube Base Oil - STK 6336
T1912	Kerosene
T1941	Lube Distillate
T1942	Lube Distillate
T1943	Lube Distillate
T1945	ValAro 220
T1946	Lube Distillate
T1947	Lube Distillate
T1962	Lube Raffinate
T1963	Lube Raffinate
T1964	Lube Raffinate
T1965	Lube Raffinate
T2807	Jet A
T2808	Jet A
T2869	CBOB Unl Reg 12.9# RVP
T2940	Heavy Cat Naphtha
T2941	CBOB Unl Reg 14.5# RVP
T3018	Reformate
T3174	RBOB Unl Reg 13.5# RVP
TS32	Jet A
TS1	Lube Extract
TS33	Jet A
TS35	Lube Base Oil - STK 6154
TS36	Jet A
TS37	Light Gas Oil
TS46	Light Gas Oil
TS49	Lube Base Oil - STK 318
TS50	Lube Base Oil - STK 318
TS54	Heavy Cycle Oil
TS58	No 2 ULS (15 ppm) Diesel
TS59	No 2 ULS (15 ppm) Diesel
TS60	No 2 ULS (15 ppm) Diesel
TS64	No 2 ULS (15 ppm) Diesel
TS80	Naphtha
TS81	Naphtha
TS82	Naphtha
Logical Tank 1	RBOB Unl Reg
Logical Tank 2	PBOB Unl Prem

SCHEDULE C
Product Benchmarks
[*****]

SCHEDULE D
Measurement Procedures
[*****]

SCHEDULE E
Maximum and Minimum Inventories
[*****]

SCHEDULE F
Roll Procedures
[*****]

SCHEDULE G
Monthly True-Up Amounts
[*****]

SCHEDULE I
Settlement Dates
[*****]

SCHEDULE J
Prices
[*****]

SCHEDULE K

Notices

If to the Company, to:

PBF Holding Company LLC
1 Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(973) 455-7500

General Notices

Thomas L. O’Connor	Trecia M. Canty
Senior Vice President	Senior Vice President, General Counsel
(973) 455-7545	(973) 455-7500
Thomas.O’Connor@pbfenergy.com	Trecia.Canty@pbfenergy.com

John Luke
Treasurer
(973) 455-7518
John.Luke@pbfenergy.com

Supply and Trading

Richard Miller	Joe Costello
Director - Risk Management	Manager - Futures
(973) 455-7542	(973) 455-7552
Richard.Miller@pbfenergy.com	Joe.Costello@pbfenergy.com

Inventory Accounting

Michael Spagnolo
Director - Commercial Accounting
(973) 254-4517
Michael.Spagnolo@pbfenergy.com

Billing

David Quackenbush	Karen Wisniewski
Director - Billing & Inventory	Supervisor Billing
(973) 455-8952	(973) 254--4488
David.Quackenbush@pbfenergy.com	Karen.Wisniewski@pbfenergy.com

Schedule K-1

Payments

Danielle Washington	Carol Morrison
Treasury Analyst	Treasury Analyst
(973) 455-7558	(973) 455-7536
Danielle.Washington@pbfenergy.com	Carol.Morrison@pbfenergy.com

If to Aron, to:

Commercial:

Simon Collier	Chrissy Benson
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
(212) 357 4304	(212) 902 0776
Simon.Collier@gs.com	Christine.Benson@gs.com

Sara Lachapelle	Harsh Rajamani
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
(212) 357 4304	(212) 357 2674
Sara.Lachapelle@gs.com	Harsh.Rajamani@gs.com

Jeff Fernandez
200 West Street
New York N.Y. 10282
(212) 343 1535
Jeffrey.Fernandez@gs.com

Scheduling/Logistics:

Kate Kim	Rob Quigley
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
Direct: (212) 902 5653	Direct: (212) 343 8627
Hotline: (212) 902 7349	Hotline: (212) 902 7349
Fax: (212) 493 9847	Fax: (212) 493 9847
ficc-jaron-oilops@ny.email.gs.com	ficc-jaron-oilops@ny.email.gs.com

Tim McEndy
200 West Street
New York N.Y. 10282
Direct: (212) 902 2981
Hotline: (212) 902 7349
Fax: (212) 493 9847
ficc-jaron-oilops@ny.email.gs.com

Schedule K-2

Confirmations:

Primary:	Alternate:

Chris Chapman	Ava Giuliano
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
Tel: (917) 343 6193	Tel: (212) 902 1157
Fax: (212) 493 9846	Fax: (212) 493 9846
gs-commod-ny-phys@ny.email.gs.com	gs-commod-ny-phys@ny.email.gs.com

Payments/Invoicing/Statements:

Primary:	Alternate:

Eric Hudson	Laura Carlson
200 West Street	200 West Street
New York N.Y. 10282	New York N.Y. 10282
Tel: (917) 343 8327	Tel: (212) 902 4220
Fax: (646) 835 8748	Fax: (646) 835 8748
ficc-struct-sett@ny.email.gs.com	ficc-struct-sett@ny.email.gs.com

Commodities Business Development:

Lindsay McInally
200 West Street
New York N.Y. 10282
Tel: (212) 902 0506
Lindsay.McInally@gs.com

Schedule K-3

General Notices:

John Thomas
200 West Street
New York N.Y. 10282
Tel: (212) 902 1806
Fax: (212) 855 0667
John.Thomas@gs.com

Schedule K-4

SCHEDULE L
FIFO Balance Final Settlements
[*****]

SCHEDULE M
Settlement of Specified Unwind Costs and Inventory Intermediation Roll Fees for Specified Periods Ending After Early Termination Date
[*****]

SCHEDULE N
Price Adjustment Determination Procedures
[*****]

SCHEDULE O
Reference Contract Conversion Procedures
[*****]

Exhibit 1
Step-in Bill of Sale
[*****]

Exhibit 2
Step-out Bill of Sale
[*****]

Exhibit 3
Daily and End of Month Inventory Report
[*****]